Exhibit (b)(1)

EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of June 7, 2009,

among

KEMET CORPORATION,
as Borrower,

THE OTHER GUARANTORS PARTY HERETO,
as Guarantors,

and

K FINANCING, LLC,

as Lender

KEMET

i

SCHEDULES

Schedule 1.01(a)	Transaction Expense Addbacks
Schedule 1.01(b)	Material Indebtedness
Schedule 1.01(c)	Mortgaged Property
Schedule 1.01(d)	Pledgors
Schedule 1.01(e)	Subsidiary Guarantors
Schedule 1.01(f)	Winchester Disposition
Schedule 3.05(b)	Real Property
Schedule 3.06(a)	Ownership; No Claims; Use of Intellectual Property;
Protection of Trade Secrets
Schedule 3.07(a)	Subsidiaries
Schedule 3.07(c)	Corporate Organizational Chart
Schedule 3.09(c)	Material Agreements
Schedule 3.12	Line of Credit Loans — Permitted Uses
Schedule 3.13	Tax Returns
Schedule 3.19	Insurance
Schedule 3.20(c)	Mortgage Filing Offices
Schedule 3.21	Existing Debt Agreements
Schedule 3.23(a)	Tax Carryovers and Credits
Schedule 3.23(d)	Stock Ownership
Schedule 4.01(a)	Joinders
Schedule 4.01(g)	Local and Foreign Counsel
Schedule 4.01(n)(vi)	Landlord Access Agreements
Schedule 4.01(o)(iii)	Title Insurance Amounts
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments
Schedule 6.06	Dispositions

EXHIBITS (Definitive forms of the Exhibits to this Agreement that are not attached hereto on the date hereof will be finalized prior to the Closing Date.)

Exhibit A-1	Form of Daily Business Report
Exhibit A-2	Form of Borrowing Request
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Intercompany Note
Exhibit D	Form of Landlord Access Agreement
Exhibit E-1	Form of Fee Mortgage
Exhibit E-2	Form of Leasehold Mortgage
Exhibit F-1	Form of Term Note
Exhibit F-2	Form of Working Capital Loan Note
Exhibit F-3	Form of Line of Credit Note
Exhibit G-1	Form of Perfection Certificate
Exhibit G-2	Form of Perfection Certificate Supplement
Exhibit H	Form of Security Agreement
Exhibit I	Form of Solvency Certificate
Exhibit J-1	Form of Opinion of Borrower’s Special Counsel
Exhibit J-2	Form of Opinion of Borrower’s Local Counsel
Exhibit K	Form of UniCredit Intercreditor Agreement
Exhibit L-1	Form of Investor Rights Agreement

Exhibit L-2	Form of Closing Warrant
Exhibit L-3	Form of Termination Warrant
Exhibit L-4	Form of Corporate Advisory Services Agreement
Exhibit M	Form of Advance Availability and Working Capital Certificate

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of June 7, 2009, by and among KEMET CORPORATION, a Delaware corporation, as borrower hereunder (the “Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning assigned to it in Article I), and K FINANCING, LLC, a Delaware limited liability company, as lender hereunder (the “Lender”), amends, restates, replaces and supersedes in its entirety that certain Credit Agreement, dated as of May 5, 2009, by and among the Borrower, the Subsidiary Guarantors and the Lender (the “Existing Agreement”).

WITNESSETH:

WHEREAS, Borrower has entered into that certain Indenture, dated as of November 1, 2006 (the “Indenture”), between Borrower and Wilmington Trust Company, a Delaware banking corporation, as trustee (in such capacity and not in its individual capacity, the “Trustee”), pursuant to which Borrower has issued $175,000,000 aggregate principal amount of its 2.25% Convertible Senior Notes due 2026 (the “Convertible Notes”);

WHEREAS, Borrower has requested that Lender extend credit in the form of: (a) a Term Loan on the Closing Date, in an aggregate principal amount not in excess of $60,250,000; (b) Working Capital Loans at any time and from time to time prior to the Working Capital Loan Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $12,500,000, of which none will be drawn on the Closing Date; and (c) Line of Credit Loans at any time and from time to time prior to the Line of Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $12,500,000, of which $12,500,000 will be drawn on the Closing Date;

WHEREAS, the proceeds of the Term Loan shall be used to complete a tender offer by Borrower for all of Borrower’s issued and outstanding Convertible Notes, at a price and with a minimum tender condition such that at least $122,500,000 in aggregate principal amount of Convertible Notes (representing seventy percent (70%) of the outstanding Convertible Notes) are purchased in the tender offer for an aggregate purchase price (excluding the payment of accrued and unpaid interest on the purchased Convertible Notes) of no more than $70,000,000 (assuming 100% of the outstanding Convertible Notes are purchased) (the “Tender Offer”); provided that, if necessary to purchase all of the Convertible Notes validly tendered in the Tender Offer on the terms set forth therein, Borrower shall use up to $9,750,000 of its available unrestricted cash to complete the Tender Offer if the proceeds of the Term Loan are insufficient to do so;

WHEREAS, the proceeds of the Working Capital Loans shall be used by Borrower for general corporate purposes in accordance with the terms hereof until the Working Capital Loan Maturity Date; and

WHEREAS, the proceeds of the Line of Credit Loans shall be used by Borrower to pay certain costs and expenses incurred in connection with the Transactions, certain restructuring charges and certain Capital Expenditures, each in accordance with the terms hereof, until the Line of Credit Maturity Date;

WHEREAS, the Borrower, the Subsidiary Guarantors and the Lender have entered into the Existing Agreement, and the Borrower, the Subsidiary Guarantors and the Lender desire to amend and restate the Existing Agreement in its entirety upon the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the other Loan Documents, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01         Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“Accounting Change” shall have the meaning assigned to such term in Section 1.04.

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a person, or of all or substantially all of any business or division of a person, (b) the acquisition of in excess of 50% of the Equity Interests of any person, or otherwise causing any person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another person (other than a person that is already a Wholly Owned Subsidiary).

“Additional PIK Principal” shall have the meaning assigned to such term in Section 2.06(a).

“Administrative Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Advance Availability Amount” shall mean, as of any date, the amount set forth opposite the Book to Bill Ratio in the table below:

Book to Bill Ratio	Advance Availability Amount

Below 1.04:1.00	$0
1.04:1.00	$2,500,000
1.08:1.00	$5,000,000
1.12:1.00	$7,500,000
1.16:1.00	$10,000,000
1.20:1.00 and greater	$12,500,000

“Advisors” shall mean legal counsel (including local and foreign counsel and in-house counsel), auditors, accountants, consultants, appraisers or other advisors.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22.

“April 2009 Credit Facility” shall mean that certain Line of Credit, dated October 3, 2007 (and as amended and restructured on April 3, 2009), by and between UniCredit Corporate Banking S.p.A. f/k/a UniCredit Banca d’Impresa S.p.A. and Borrower.

“Applicable Margin” shall mean 7.00%.

“Asset Sale” shall mean (a) any disposition of any property, by any Company and (b) any issuance or sale of any Equity Interests of Borrower or any Subsidiary of Borrower, in each case, to any person other than a Loan Party.  Notwithstanding the foregoing, none of the following shall constitute “Asset Sales”:  (i) any disposition of assets permitted by Section 6.04(c), Section 6.05(a), Section 6.06(a), Section 6.06(d), Section 6.06(h) or Section 6.06(k), or (ii) solely for purposes of clause (a) above, any other conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property, by any Company for fair market value resulting in not more than $50,000 in Net Cash Proceeds per asset sale (or series of related asset sales) and not more than $250,000 in Net Cash Proceeds in any fiscal year.

“Bailee Letter” shall have the meaning assigned to such term in the Security Agreement.

“Base Working Capital” shall mean, at the Closing Date, Consolidated Current Assets minus Consolidated Current Liabilities.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Book to Bill Ratio” shall mean the average daily ratio of “Daily Net Bookings” to “Daily Net Sales” (as set forth in the column headed “Daily Net Bookings” or “Daily Net Sales,” as applicable, in the Daily Business Report, which numbers are gross numbers less certain discounts or credit memos, determined in good faith by the Loan Parties in accordance with historical practice in the ordinary course of business, based upon Borrower’s internal policies, consistently applied) for the thirty (30)-day period immediately prior to the date of the applicable Borrowing Request, based on the Daily Business Report.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit A-2, or such other form as shall be approved by Lender.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York, New York or Los Angeles, California are authorized or required by law to close; provided, however, that when used in connection with establishing the LIBOR Rate or the Dollar Equivalent of a Judgment Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, without duplication, (a) any expenditure for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP, and (b) Capital Lease Obligations or Synthetic Lease Obligations, but excluding expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.08(f).

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits, eurodollar time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company that is a member of the Federal Reserve System or a bank or trust company organized in any member state of the European Union having, capital and surplus aggregating in excess of $500,000,000 (or its eurodollar equivalent) and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least “A-1” or the equivalent thereof by Standard & Poor’s Ratings Services or at least “P1” or the equivalent thereof by Moody’s Investors Service, Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds at least 95% of whose assets are comprised of securities of the types described in clauses (a) through (d) above; and (f) demand deposit accounts maintained in the ordinary course of business.

“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind for such period, (b) items described in clause (c) of the definition of “Consolidated Interest Expense” for such period and (c) cash interest income of Borrower and its Subsidiaries for such period.

“Casualty Event” shall mean any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Company.  “Casualty Event” shall include any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any substantial portion of any Real Property of any person or any part thereof by any Governmental Authority, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

A “Change in Control” shall be deemed to have occurred if:

(a)           at any time a change of control or other similar event (howsoever denominated) occurs under any Material Indebtedness;

(b)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Borrower representing more than 35% of the voting power of the total outstanding Voting Stock of Borrower;

(c)           except to the extent otherwise permitted pursuant to the terms of this Agreement (including without limitation under Section 6.05 or Section 6.06), Borrower ceases to own and control, directly or indirectly, all of the Equity Interests of any of its Subsidiaries, except as otherwise expressly permitted under Section 6.05 or Section 6.06; or

(d)           during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Borrower, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Lender (or by any lending office of Lender or by such Lender’s Affiliate) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” shall have the meaning assigned to such term in Section 10.13.

“Claims” shall have the meaning assigned to such term in Section 10.03(b).

“Class,” when used in reference to any Loan, refers to whether such Loan is a Working Capital Loan, a Line of Credit Loan or a Term Loan and, when used in reference to any Commitment, refers to whether such Commitment is a Working Capital Loan Commitment, a Line of Credit Commitment or Term Loan Commitment.

“Closing Date” shall mean the date on which the initial Loans are made hereunder.

“Closing Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Closing Warrant” shall mean the warrant issued by Borrower to K Financing, LLC to purchase 80,544,685 shares of Borrower’s common stock, par value $0.01 per share, at an exercise price of $0.50 per share, subject to adjustment.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature, whether now existing or hereafter acquired, pledged as collateral under any Security Document.

“Collateral Management Fees” shall have the meaning assigned to such term in Section 2.05(d)

“Commitment” shall mean the Working Capital Loan Commitment, the Line of Credit Commitment and/or the Term Loan Commitment, as the context requires.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit B.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Borrower and its Subsidiaries (other than cash, cash equivalents and marketable securities) which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Borrower and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Indebtedness) on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, without duplication, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Borrower only if a corresponding amount would be permitted to be distributed by operation of the terms of its Organizational Documents or any agreement, instrument, Order or other Legal Requirement applicable to such Subsidiary or its equityholders):

(a)           Consolidated Interest Expense for such period,

(b)           Consolidated Amortization Expense for such period,

(c)           Consolidated Depreciation Expense for such period,

(d)           Consolidated Tax Expense for such period,

(e)           costs and expenses directly incurred in connection with the Transactions, the Vishay Loan Agreement, the September 2008 Credit Agreement or the April 2009 Credit Facility during such period, either (i) in the amount set forth on Schedule 1.01(a) or (ii) if not set forth on such Schedule, in an amount not to exceed $2,600,000 in the aggregate for all periods, and

(f)            the aggregate amount of all restructuring charges for such period, less the amount of any cash payments made during such period with respect to restructuring charges, and

(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period minus (i) the aggregate amount of Capital Expenditures for such period, (ii) all cash payments in respect of income taxes made during such period and (iii) all cash Dividends paid by Borrower to its stockholders during such period as permitted under Section 6.08; to (b) Consolidated Fixed Charges for such Test Period.

“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of

(g)           Cash Interest Expense for such period;

(h)           the principal amount of all scheduled amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations of Borrower and its Subsidiaries for such period (as determined on the first day of the respective period)), but excluding (i) the principal amount repaid by Borrower on September 15, 2011 in respect of the maturity of amounts owing under the Vishay Loan Agreement, (ii) the principal amount repaid by Borrower on November 15, 2011 in connection with the exercise by the holders of the Convertible Notes of their right to require Borrower to repurchase Convertible Notes on such date and (iii) the principal amount repaid by Borrower in connection with the exercise by the holders of the Convertible Notes of their right to require Borrower to repurchase Convertible Notes upon the occurrence of any “Fundamental Change” (as defined in the Indenture) directly caused by actions of Lender and its Affiliates taken after the Closing Date.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(i)            imputed interest on Capital Lease Obligations of Borrower and its Subsidiaries for such period;

(j)            commissions, discounts and other fees and charges owed by Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;

(k)           amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of its Subsidiaries for such period;

(l)            cash contributions to any employee stock ownership plan or similar trust made by Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Borrower or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;

(m)          all interest paid or payable with respect to discontinued operations of Borrower or any of its Subsidiaries for such period; and

(n)           the interest portion of any deferred payment obligations of Borrower or any of its Subsidiaries for such period;

provided that (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs) intended to protect against fluctuations in interest rates, but excluding unrealized gains and losses with respect to Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(o)           the net income (or loss) of any person (other than a Subsidiary of Borrower) in which any person other than Borrower and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or (subject to clause (b) below) any of its Subsidiaries during such period;

(p)           the net income of any Subsidiary of Borrower during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument, Order or other Legal Requirement applicable to that Subsidiary or its equityholders during such period (other than the September 2008 Credit Facility and the April 2009 Credit Facility), except that any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income to the extent that Borrower is required to fund, reserve, advance or otherwise pay or provide for such loss;

(q)           earnings resulting from any reappraisal, revaluation or write-up of assets, or losses resulting from any reappraisal, revaluation or write-down of long-term fixed assets, including property, plant or equipment, but excluding, for the avoidance of doubt, inventory, which Borrower has identified to Lender;

(r)            any gain (or loss) resulting from any extraordinary or infrequently occurring event or transaction, but only to such extent such gain (or loss) is treated as such in accordance with Accounting Principles Opinion No. 30, together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Borrower or any of its Subsidiaries during any such period; and

(s)           any foreign exchange-related gain (or loss) resulting from any intercompany Indebtedness or intercompany trade payables during any such period.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business, any product warranties given in the ordinary course of business or customary comfort letters issued to auditors of Foreign Subsidiaries.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Convertible Notes” shall have the meaning assigned to such term in the first recital hereto.

“Corporate Advisory Services Agreement” shall mean that certain Corporate Advisory Services Agreement, dated as of the Closing Date, by and between Borrower and Platinum Equity Advisors, LLC, in substantially the form attached as Exhibit L-4 hereto.

“Current Working Capital” shall mean, at any date other than the Closing Date, Consolidated Current Assets minus Consolidated Current Liabilities.

“Daily Business Report” shall mean the “Daily Business Report” of Borrower, in substantially the form attached hereto as Exhibit A-1, prepared in good faith by the Loan Parties in accordance with historical practice in the ordinary course of business, based upon Borrower’s internal policies, consistently applied.

“Debt Issuance” shall mean the incurrence by any Company of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Debt Service” shall mean, for any period, Cash Interest Expense for such period plus scheduled principal amortization of all Indebtedness (including the principal component of all Capital Lease Obligations of Borrower and its Subsidiaries for such period (as determined on the first day of the respective period)) for such period.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of any grace period or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Designated Event of Default” shall mean an Event of Default specified in Sections 8.01(a), (b), (d) (with respect to Borrower’s obligations under Sections 5.08, 5.14, 6.10, 6.11, 6.18 and 6.21), (e) (with respect to Borrower’s obligations under Section 5.11 (in respect of Collateral with a fair market value in excess of $3,000,000)), (g), (h), (k) (in respect of any security interest or Lien on Collateral with a fair market value in excess of $3,000,000) or (m) (other than a Change in Control caused by Lender or its Affiliates).

“disposition” shall mean, with respect to any property, any conveyance, sale, lease, sublease, assignment, transfer or other disposition of such property (including (i) by way of merger or consolidation and (ii) any Sale and Leaseback Transaction).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Final Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to the first anniversary of the Final Maturity Date.

“Dividend” shall mean, with respect to any person, that such person has paid a dividend or returned any equity capital to the holders of its Equity Interests or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights or equity incentive plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dollar Equivalent” shall mean, as to any amount denominated in a Judgment Currency as of any date of determination, the amount of Dollars that would be required to purchase the amount of such Judgment Currency based upon the spot selling rate at which Bank of America, N.A. offers to sell such Judgment Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two Business Days later.

“Dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary other than a Foreign Subsidiary.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.20.

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is maintained or contributed to by any Company or any of its Subsidiaries or ERISA Affiliates, or with respect to which any Company could reasonably be expected to incur liability, other than any Foreign Plan.

“Environment” shall mean any surface or subsurface physical medium or natural resource, including air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.

“Environmental Claim” shall mean any written claim, notice, demand, Order, action, suit, proceeding, or other written communication alleging or asserting liability or obligations under Environmental Law, including liability or obligation for investigation, assessment, remediation, removal, cleanup, response, corrective action, monitoring, post-remedial or post-closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, wrongful death, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material in, on, into or from the Environment at any location or (ii) any violation of or non-compliance with Environmental Law, and shall include any claim, notice, demand, Order, action, suit or proceeding seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all applicable current and future Legal Requirements relating to protection of the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Environmental Permit” shall mean any permit, license, approval, consent, registration or other authorization required by or from a Governmental Authority under any Environmental Law.

“Equity Documents” shall mean the Closing Warrant or the Termination Warrant, as applicable, the Corporate Advisory Services Agreement and the Investor Rights Agreement.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Borrower after the Closing Date of any Equity Interests in Borrower (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests in Borrower or (ii) any contribution to the capital of Borrower; provided, however, that an Equity Issuance shall not include any Preferred Stock Issuance or Debt Issuance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean: (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan other than any such event for which the notice requirement is waived pursuant to applicable regulations; (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Company or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to a Company pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any Company or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability therefor, or the receipt by any Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, that it is in critical or endangered status pursuant to Section 432 of the Code and Section 305 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan; or (ix) the failure to satisfy by the applicable due date any minimum funding or minimum required contribution law with respect to any Foreign Plan which could reasonably be expected to result in any non-ordinary-course liability to any Company in an amount in excess of $3,000,000.

“Event of Default” shall have the meaning assigned to such term in Article VIII.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, the sum, without duplication, of:

(t)                                    the sum, without duplication, of:

(i)                                     Consolidated EBITDA for such Excess Cash Flow Period;

(ii)                                  cash items of income during such Excess Cash Flow Period not included in calculating Consolidated EBITDA;

(iii)                               cash items of compensation expense in respect of bonus payments; minus

(u)                                 the sum, without duplication, of:

(i)                                     the amount of any Consolidated Tax Expense paid in cash by Borrower and its Subsidiaries during such Excess Cash Flow Period;

(ii)                                  the amount of Debt Service actually paid during such Excess Cash Flow Period;

(iii)                               permanent prepayments of the Term Loan, and permanent repayments of the Working Capital Loans and the Line of Credit Loans but only to the extent that (A) (i) in the case of repayments of Working Capital Loans and Line of Credit Loans, such repayments are made in connection with a corresponding permanent reduction in the Working Capital Loan

Commitment or the Line of Credit Commitment, as applicable, and (ii) such repayments do not occur in connection with a refinancing of all or a portion of the Loans, and (B) the amounts used to make such payments are funded from Internally Generated Funds;

(iv)                              Capital Expenditures made in cash in accordance with Section 6.10 during such Excess Cash Flow Period, to the extent funded from Internally Generated Funds; and

(v)                                 cash items of expense (including losses) during such Excess Cash Flow Period not deducted in calculating Consolidated EBITDA.

“Excess Cash Flow Period” shall mean (i) the period taken as one accounting period from the Closing Date and ending on March 31, 2010, and (ii) each fiscal year of Borrower thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its applicable lending office is located.

“Executive Order” shall have the meaning assigned to such term in Section 3.22.

“Executive Orders” shall have the meaning assigned to such term in Section 6.20.

“Existing Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Existing Debt Agreements” shall mean (i) the September 2008 Credit Facility, (ii) that certain Mortgage Deed, dated September 29, 2008, between UniCredit Corporate Banking S.p.A. and Arcotronics Industries S.r.l., (iii) that certain Deed of Pledge of Stocks, dated October 21, 2008, among UniCredit Corporate Banking S.p.A., KEMET Electronics Corporation and Arcotronics Italia S.p.A., (iv) that certain Deed of Pledge of Shares, dated October 21, 2008, among UniCredit Corporate Banking S.p.A., Arcotronics Italia S.p.A. and Arcotronics Industries S.r.l., (v) that certain Deed of Assignment of Credit for Guaranty Purposes, dated October 21, 2008, among UniCredit Corporate Banking S.p.A., KEMET Corporation, KEMET Electronics Corporation, Arcotronics Italia S.p.A., Arcotronics Industries S.r.l., Arcotronics Hightech S.r.l. and Arcotronics Technologies S.r.l., (vi) the Vishay Loan Agreement, (vii) that certain Pledge and Security Agreement, dated as of September 15, 2008, made by KEMET Electronics Corporation in favor of Vishay Intertechnology, Inc., (viii) that certain (a) Contrato de Investimento, dated September 12, 1997, by and between Agência Portugesa para o Investimento, E.P.E., EPCOS AG and EPCOS - PEÇAS E COMPONENTES ELECTRÓNICOS, S.A., (b) Contrato de Investimento, dated December 28, 2000, by and between Estado Português, EPCOS AG and EPCOS - PEÇAS E COMPONENTES ELECTRÓNICOS, S.A., and (c) Contrato de Investimento, dated June 28, 2004, by and between Agência Portugesa para o Investimento, E.P.E., EPCOS AG and EPCOS - PEÇAS E COMPONENTES ELECTRÓNICOS, S.A., (ix) the April 2009 Credit Facility and (x) the Convertible Notes and the Indenture.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal

Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by Lender from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Commitment Fees, the Administrative Fees, the Closing Fee, the Collateral Management Fees and the Success Fee.

“Final Maturity Date” shall mean the later of (i) the Working Capital Loan Maturity Date, (ii) the Line of Credit Maturity Date and (iii) the Term Loan Maturity Date.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company, or with respect to which any Company could reasonably be expected to incur liability, with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality or regulatory body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Legal Requirement of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or any notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, as may be required under any applicable Environmental Law or of any actual or threatened presence or Release in, on, into or from the Environment, or the use, disposal or handling of Hazardous Material on, at, under, from or near the Real Property, facility, establishment or business to be sold, acquired, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Guarantors.

“Guarantors” shall mean the Subsidiary Guarantors and any other guarantors of Borrower’s Obligations from time to time.

“Hazardous Materials” shall mean hazardous substances, hazardous wastes, hazardous materials, polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs, asbestos or any asbestos-containing materials in any form or condition, lead-based paint, urea, formaldehyde, pesticides, radon or any other radioactive materials including any source, special nuclear or by-product material, petroleum, petroleum products, petroleum-derived substances, crude oil or any fraction thereof, any toxic mold, microbial or fungal contamination that poses a risk to human health or the Environment or would negatively impact the condition of the Real Property or any other pollutants, contaminants, chemicals, wastes, materials, compounds, constituents or substances, defined under, subject to regulation under, or which can give rise to liability or obligations under, any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such person issued or assumed as part of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and, unless subject to a good faith dispute, not overdue by more than 90 days); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the fair market value of such property and (ii) the amount of the Indebtedness secured; (f) all Capital Lease Obligations, Purchase Money Obligations and Synthetic Lease Obligations of such person; (g) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (i) all Contingent Obligations of such person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (h) above.  The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Indenture” shall have the meaning assigned to such term in the first recital hereto.

“Information” shall have the meaning assigned to such term in Section 10.12.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party that is an owner or lessee of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all Orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions)

binding upon any Loan Party that is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Note” shall mean the intercompany demand promissory note substantially in the form of Exhibit C.

“Intercreditor Agreement” shall mean that certain letter agreement, dated as of April 30, 2009, by and between Lender and UniCredit Corporate Banking S.p.A., substantially in the form of Exhibit K, as in effect on the Closing Date and thereafter as amended from time to time subject to the requirements of this Agreement.

“Interest Payment Date” shall mean (a) the fifteenth (15th) day of each calendar month to occur during any period in which such Loan is outstanding, or if such date is not a Business Day, the first Business Day thereafter, (b) with respect to any Working Capital Loan, the Working Capital Loan Maturity Date or such earlier date on which the Working Capital Loan Commitment is terminated, (c) with respect to any Line of Credit Loan, the Line of Credit Maturity Date or such earlier date on which the Line of Credit Commitment is terminated and (d) with respect to the Term Loan, the Term Loan Maturity Date.

“Internally Generated Funds” shall mean funds not constituting the proceeds of any Indebtedness, Debt Issuance, Equity Issuance, Asset Sale or Casualty Event (in each case, without regard to the exclusions from the definitions thereof, other than in the case of Asset Sale only, any disposition of assets permitted by Section 6.04(c), Section 6.06(a), Section 6.06(a), Section 6.06(d), Section 6.06(h), or Section 6.06(k)).

“Investments” shall have the meaning assigned to such term in Section 6.04.

“Investor Rights Agreement” shall mean that certain Investor Rights Agreement, dated as of the Closing Date, by and between Borrower and K Financing, LLC, in substantially the form attached as Exhibit L-1 hereto.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit 3 to the Security Agreement.

“Judgment Currency” shall have the meaning assigned to such term in Section 10.17.

“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 10.17.

“Landlord Access Agreement” shall mean a Landlord Access Agreement, substantially in the form of Exhibit D, or such other form as may reasonably be acceptable to Lender.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Legal Requirements” shall mean, as to any person, the Organizational Documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, Order or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

“Lender” shall have the meaning assigned to such term in the preamble hereto.

“Lender-Related Party” shall mean (a) any Lender, (b) an Affiliate of any Lender or (c) any entity managed or administered by a Lender or an Affiliate of a Lender.

“LIBOR Rate” shall mean the per annum rate of interest (rounded upward, if necessary, to the nearest 1/8th of 1%), determined by Lender based on the rate offered at approximately 11:00 a.m. (London time) two Business Days prior to commencement of each calendar month, for a three-month tenor, equal to the British Bankers Association Libor (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Lender); provided that in no event shall the LIBOR Rate be less than 3.00%.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, claim, charge, assignment, hypothecation, security interest or other encumbrance of any kind or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property.

“Line of Credit Commitment” shall mean Lender’s commitment to make Line of Credit Loans hereunder up to an aggregate principal amount of $12,500,000, as such amount may be increased from time to time pursuant to Section 2.11, until the Line of Credit Maturity Date.

“Line of Credit Loan” shall mean a Loan made by Lender to Borrower pursuant to Section 2.01(b), the proceeds of which shall be applied toward a category of use included on Schedule 3.12 and identified to Lender’s reasonable satisfaction.

“Line of Credit Loan, Asset Sale and Casualty Proceeds Account” shall mean that certain disbursement account established and administered pursuant to Section 3.4(b) of the Security Agreement.

“Line of Credit Maturity Date” (x) if more than $8,750,000 in aggregate principal amount of Convertible Notes shall remain outstanding on March 1, 2011, then the Line of Credit Maturity Date shall be March 1, 2011, and (y) if $8,750,000 or less in aggregate principal amount of Convertible Notes shall remain outstanding on March 1, 2011, then the Line of Credit Maturity Date shall be July 15, 2011, or in either case, if such date is not a Business Day, the first Business Day thereafter.1

“Loan Documents” shall mean this Agreement, the Notes, the Security Documents and the Intercreditor Agreement.

“Loan Parties” shall mean Borrower and the Subsidiary Guarantors.

1 The proposed changes to the maturity dates (including the extension thereof) are subject to Platinum’s satisfaction with the UniCredit Amendments, including the maturities of the UniCredit indebtedness.

“Loans” shall mean, as the context may require, a Working Capital Loan, a Line of Credit Loan and/or the Term Loan.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise) or business of the Companies, taken as a whole, or the Loan Parties, taken as a whole; (b) impairment of the ability of the Loan Parties to fully and timely perform any of their material obligations under any Loan Document; (c) an impairment of any material rights of or benefits or remedies available to Lender under the Loan Documents; or (d) a material adverse effect on the Collateral or the validity, enforceability, perfection or priority of the Liens in favor of Lender on the Collateral.

“Material Agreement” shall mean (i) any supply agreement to which any Company is a party pursuant to which any Company has a purchase commitment in excess of $5,000,000 in any fiscal year, (ii) any agreement, contract or instrument to which any Company is a party or by which any Company or any of its properties is bound, the termination or suspension of which, or the failure of any party thereto to perform its obligations thereunder, could reasonably be expected to have a Material Adverse Effect or (iii) any agreement set forth on Schedule 3.09(c), as the same may be amended, modified or renewed from time to time; provided that any such agreement, as amended, modified or renewed, shall not be included in the definition of “Material Agreement” if Borrower requests in writing the exclusion of such agreement, as amended, modified or renewed, on the basis that the termination of such agreement, as amended, modified or renewed, would not have a materially adverse impact on the financial condition or operations of Borrower’s business, and Lender agrees in writing to such exclusion, such agreement not to be unreasonably withheld.

“Material Indebtedness” shall mean (a) the Indebtedness listed on Schedule 1.01(b) and (b) any other Indebtedness (other than the Loans) or Hedging Obligations of any Company in an aggregate outstanding principal amount exceeding $5,000,000.  For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Company at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Company would be required to pay if the related Hedging Agreement were terminated at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.13.

“Mortgage” shall mean an agreement, including a mortgage, deed of trust or any other document, creating and evidencing a first priority Lien (subject to Permitted Liens) on a Mortgaged Property, which (i) in the case of Real Property owned in fee, shall be substantially in the form of Exhibit E-1 and (ii) in the case of leased Real Property, shall be substantially in the form of Exhibit E-2 or other form reasonably satisfactory to Lender, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign Legal Requirements.

“Mortgaged Property” shall mean (a) each Real Property identified on Schedule 1.01(c) hereto and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.10(d).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA: (a) to which any Company or any of their ERISA Affiliates is making or accruing an obligation to make contributions; (b) to which any Company or any of their ERISA Affiliates has within the preceding six plan years made contributions; or (c) with respect to which any Company could reasonably be expected to incur liability.

“Net Cash Proceeds” shall mean:

(v)                                 with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash, cash equivalents and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Company (including cash proceeds subsequently received (as and when received by any Company) in respect of non-cash consideration initially received) net of (i) reasonable and customary selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements)); (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(w)                               with respect to any (i) Debt Issuance or (ii) Equity Issuance by Borrower, the cash proceeds thereof received by any Company, net of reasonable and customary fees, commissions, costs and other expenses incurred in connection therewith; and

(x)                                   with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by any Company in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Notes” shall mean any notes evidencing the Term Loan, the Working Capital Loans or the Line of Credit Loans, issued pursuant to Section 2.04(d), if any, substantially in the form of Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable.

“Obligations” shall mean (a) all obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.22.

“Officers’ Certificate” shall mean a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer, the president, one of the Financial Officers or the vice president, general counsel, each in his or her official (and not individual) capacity.

“Order” shall mean any judgment, decree, order, consent order, consent decree, writ or injunction.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such person.

“Other List” shall have the meaning assigned to such term in Section 6.20.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” shall have the meaning assigned to such term in Section 10.04(f).

“Patriot Act” shall have the meaning assigned to such term in Section 10.16.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or any of its ERISA Affiliates or with respect to which any Company could reasonably be expected to incur liability (including under Section 4069 of ERISA).

“Perfection Certificate” shall mean a perfection certificate in the form of Exhibit G-1 or any other form approved by Lender, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a perfection certificate supplement in the form of Exhibit G-2 or any other form approved by Lender.

“Permitted Holders” shall mean Platinum Capital Equity Partners II, L.P. and any Affiliates thereof.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, any agency or political subdivision thereof, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.

“Pledgor” shall mean each Subsidiary listed on Schedule 1.01(d), and each other Subsidiary of any Loan Party that is or becomes a party to this Agreement (in its capacity as a Subsidiary Guarantor) and the Security Documents pursuant to Section 5.10.

“Pre-Closing Termination” shall have the meaning assigned to such term in Section 10.18.

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

“Preferred Stock Issuance” shall mean the issuance or sale by any Company of any Preferred Stock after the Closing Date.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to any Asset Sale as if such Asset Sale, and all other Asset Sales consummated during the period, and any Indebtedness or other liabilities incurred in connection with any such Asset Sales had been consummated and incurred at the beginning of such period.  For purposes of this definition, if any Indebtedness to be so incurred bears interest at a floating rate and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of incurrence had been the applicable rate for the entire period (taking into account any applicable interest rate Hedging Agreements).

“Projections” shall have the meaning assigned to such term in Section 3.04(c).

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, cash, securities, accounts, revenues and contract rights.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within 45 days after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the Environment or any Real Property.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(25) or any other applicable Environmental Law, or (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate, monitor or in any other way address any Hazardous Materials at, in, on, under or from any Real Property, or otherwise in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies, investigations, maintenance or monitoring in connection with, following, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person, including, with respect to Borrower, its Chief Executive Officer; Vice President, Human Resources; Vice President and Chief Information Officer; Senior Vice President, Tantalum Business Group; Senior Vice President, Ceramic Business Group; Senior Vice President, Operational Excellence, Quality and Information Technology; Senior Vice President, Global Sales; Vice President, Film and Electrolytic Business Group; Vice President and Chief Technology Officer; Vice President, Strategic Marketing and Business Development; Vice President, Sales—Asia/Pacific; Vice President, Sales—EMEA; Vice President, Sales—Americas; Vice President, General Counsel and Corporate Secretary; and Vice President and Corporate Controller.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.

“SDN List” shall have the meaning assigned to such term in Section 6.20.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit H among the Loan Parties and Lender, as the same may be supplemented from time to time by one or more Joinder Agreements, or otherwise.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement delivered on the Closing Date or thereafter pursuant to Section 5.10.

“Security Documents” shall mean the Security Agreement, the Mortgages, each Control Agreement and each other security document or pledge agreement delivered in accordance with applicable local or foreign Legal Requirements to grant a valid, enforceable, perfected security interest (with the priority required under the Loan Documents) in any property as collateral for the Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage, any Control Agreement or any other such security document or pledge agreement to be filed with respect to the security interests in property created pursuant to the Security Agreement, any Mortgage, any Control Agreement and any other document or instrument utilized to pledge any property as collateral for the Obligations.

“September 2008 Credit Facility” shall mean that certain Loan Agreement by Certified Private Agreement, dated September 29, 2008, between UniCredit Corporate Banking S.p.A. and Borrower.

“Subordinated Indebtedness” shall mean Indebtedness of any Company that is by its terms subordinated in right of payment to all or any portion of the Obligations.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent and (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent.  Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(e), and each other Subsidiary of any Loan Party that is or becomes a party to this Agreement and the Security Documents pursuant to Section 5.10.

“Success Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of applicable Legal Requirements or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to Lender) to Lender and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 4.01(o)(iii) or (b) otherwise reasonably acceptable to Lender.

“Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Tax Returns” shall mean all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.

“Taxes” shall mean (i) any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing, and (ii) any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (i).

“Tender Offer” shall have the meaning assigned to such term in the third recital hereto.

“Tender Offer Documents” shall have the meaning assigned to such term in Section 4.01(d)(iv).

“Term Loan” shall mean the term loan made by Lender to Borrower pursuant to Section 2.01(a).

“Term Loan Commitment” shall mean Lender’s commitment to make a Term Loan hereunder in the aggregate principal amount of up to $60,250,000 on the Closing Date.

“Term Loan Maturity Date” (x) if more than $8,750,000 in aggregate principal amount of Convertible Notes shall remain outstanding on March 1, 2011, then the Term Loan Maturity Date shall be March 1, 2011, and (y) if $8,750,000 or less in aggregate principal amount of Convertible Notes shall remain outstanding on March 1, 2011, then the Term Loan Maturity Date shall be November 15, 2012, or in either case, if such date is not a Business Day, the first Business Day thereafter.2

“Termination Warrant” shall mean the warrant issuable by Borrower on the date of a Pre-Closing Termination to K Financing, LLC to purchase 4,442,047 shares of Borrower’s common stock, par value $0.01 per share, at an exercise price of $0.49 per share, subject to adjustment.

“Termination Warrant Issuance” shall mean the issuance by Borrower to K Financing, LLC of the Termination Warrant on the date of a Pre-Closing Termination pursuant to the execution and delivery of a Common Stock Purchase Warrant in substantially the form attached as Exhibit L-3 hereto.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b); provided that (i) the Test Period ended June 30, 2009 shall measure Consolidated EBITDA for the fiscal quarter of Borrower then ended, (ii) the Test Period ended September 30, 2009 shall measure Consolidated EBITDA for the two

2  The proposed changes to the maturity dates (including the extension thereof) are subject to Platinum’s satisfaction with the UniCredit Amendments, including the maturities of the UniCredit indebtedness.

consecutive fiscal quarters of Borrower then ended (taken as one accounting period) and (iii) the Test Period ended December 31, 2009 shall measure Consolidated EBITDA for the three consecutive fiscal quarters of Borrower then ended (taken as one accounting period).

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to Lender.

“Title Policy” shall have the meaning assigned to such term in Section 4.01(o)(iii).

“Transaction Documents” shall mean the Loan Documents and the Equity Documents.

“Transactions” shall mean, collectively, the transactions to occur pursuant to, or contemplated by, the Transaction Documents, including (a) the execution, delivery and performance of the Loan Documents and the making of the initial Loans hereunder; (b) the Tender Offer; (c) the Warrant Issuance or the Termination Warrant Issuance, as applicable; and (d) the payment of all fees, costs and expenses to be paid on or prior to the Closing Date owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Trustee” shall have the meaning assigned to such term in the first recital hereto.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unfunded Pension Liability” shall mean, (i) with respect to a Pension Plan, the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year, and (ii) with respect to a Foreign Plan for which a separate fund for the payment of benefits is maintained or is required to be maintained shall mean the excess of such Foreign Plan’s benefit liabilities over the current value of the Foreign Plan’s assets, determined according to the actuarial assumptions and valuations most recently used for the purpose of funding such Foreign Plan.

“United States” shall mean the United States of America.

“Vishay Loan Agreement” shall mean that certain Loan Agreement, dated as of September 15, 2008, between KEMET Electronics Corporation and Vishay Intertechnology, Inc., as the same may be amended, modified or replaced in accordance with the terms hereof.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Warrant Issuance” shall mean the issuance by Borrower to K Financing, LLC of the Closing Warrant on the Closing Date pursuant to the execution and delivery of a Common Stock Purchase Warrant in substantially the form attached as Exhibit L-2 hereto, and the execution and delivery of the Investor Rights Agreement in connection therewith.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares and other de minimis amounts of shares required by local law to be held by foreign nationals) is at the time owned by such person and/or one or more Wholly

Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Winchester Disposition” shall mean a disposition of the assets set forth on Schedule 1.01(f).

“Working Capital Amount” shall mean, at any date, the amount by which Current Working Capital exceeds Base Working Capital; provided that if Base Working Capital exceeds Current Working Capital at such date, the Working Capital Amount shall be deemed to be zero.

“Working Capital Loan Commitment” shall mean Lender’s commitment to make Working Capital Loans hereunder up to an aggregate principal amount of $12,500,000 from time to time until the Working Capital Loan Maturity Date.

“Working Capital Loan” shall mean a Loan made by Lender to Borrower pursuant to Section 2.01(b).

“Working Capital Loan Limit” shall mean the lesser of (x) the Working Capital Loan Commitment and (y) the greater of (i) the Advance Availability Amount and (ii) the Working Capital Amount, as such amounts in clauses (i) and (ii) are adjusted to reflect the amounts set forth in the most recent Advance Availability and Working Capital Certificate delivered pursuant to Section 5.01(c).

“Working Capital Loan Maturity Date” (x) if more than $8,750,000 in aggregate principal amount of Convertible Notes shall remain outstanding on March 1, 2011, then the Working Capital  Loan Maturity Date shall be March 1, 2011, and (y) if $8,750,000 or less in aggregate principal amount of Convertible Notes shall remain outstanding on March 1, 2011, then the Working Capital Loan Maturity Date shall be July 15, 2011, or in either case, if such date is not a Business Day, the first Business Day thereafter.3

Section 1.02         Classification of Loans.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Working Capital Loan,” a “Line of Credit Loan” or a “Term Loan”).

Section 1.03         Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate”.  The word “asset” shall be construed to have the same meaning and effect as the word “property”.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules

3  The proposed changes to the maturity dates (including the extension thereof) are subject to Platinum’s satisfaction with the UniCredit Amendments, including the maturities of the UniCredit indebtedness.

to, this Agreement, unless otherwise indicated.  This Section 1.03 shall apply, mutatis mutandis, to all Loan Documents.  The terms “Account,” “Account Debtor,” “Equipment,” “Goods” and “Inventory” shall have the respective meanings assigned to such terms in the Uniform Commercial Code, as the same may be in effect from time to time in the State of New York.

Section 1.04         Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrower and Lender.  In the event that any “Accounting Change” as defined below shall occur and such change results in a change in the method of calculation of financial covenants, standard or terms in this Agreement, then Borrower and Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred; provided that the provisions of this Agreement in effect on the date of such Accounting Change shall remain in effect until the effective date of any such amendment.  “Accounting Change” shall mean any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants.

Section 1.05         Pro Forma Calculations.  With respect to any period during which any Asset Sale occurs as permitted pursuant to the terms hereof, the financial covenants set forth in Section 6.10 shall be calculated with respect to such period and such Asset Sale on a Pro Forma Basis.

Section 1.06         Resolution of Drafting Ambiguities.  Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof or thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II
THE CREDITS

Section 2.01         Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, Lender agrees:

(a)           to make a Term Loan to Borrower on the Closing Date in an aggregate principal amount up to the Term Loan Commitment; provided that any portion of the Term Loan Commitment not borrowed on the Closing Date shall terminate in accordance with Section 2.07(a);

(b)          to make Working Capital Loans to Borrower, at any time and from time to time after the Closing Date until the earlier of the Working Capital Loan Maturity Date and the termination of the Working Capital Loan Commitment of Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in the Working Capital Loan Limit being exceeded; and

(c)           to make Line of Credit Loans to Borrower, at any time and from time to time on and after the Closing Date until the earlier of the Line of Credit Maturity Date and the termination of the Line of Credit Commitment of Lender in accordance with the terms hereof, in an aggregate principal amount up to the Line of Credit Commitment; provided that Lender’s commitment in respect of the Line of Credit Commitment shall be subject to Lender’s receipt of an Officer’s Certificate certifying that the proposed use of proceeds for any such Line of Credit Loan shall be for a category of use included on Schedule 3.12 or for any other use approved by Lender, and that in either case, the proceeds of such Line of Credit Loan (x) shall initially be deposited into the Line of Credit Loan, Asset Sale and Casualty Proceeds Account, subject to disbursement in accordance with the terms of the Security Agreement, and (y) shall be applied to such use (i) with respect to Line of Credit Loans made on the Closing Date, within 60 days after the making thereof, and (ii) with respect to all other Line of Credit Loans, within 15 days after the making thereof; provided that if Borrower shall not use such proceeds for the purposes stated in such Officer’s Certificate within the specified time period, then Borrower shall be required to apply such proceeds to a prepayment of Loans in accordance with the application of payments specified in Section 2.08(h)(ii).

Amounts paid or prepaid in respect of the Term Loan and Line of Credit Loans may not be reborrowed.  Within the limits set forth in clause (b) above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Working Capital Loans; provided that any Working Capital Loan or Line of Credit Loan that is repaid within five (5) Business Days of the initial advancement thereof shall nonetheless be deemed to have accrued five (5) Business Days of interest thereon at the rate set forth in Section 2.06(a).

Section 2.02         Loans.  (a)  The Term Loan shall be drawn in one borrowing on the Closing Date.  Each Working Capital Loan shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $1,000,000; provided that if the outstanding principal amount of Working Capital Loans is, or giving effect to a proposed Working Capital Loan, would be in excess $5,000,000, then each Working Capital Loan shall be in an aggregate principal amount not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof or (ii) equal to the then remaining available balance of the Working Capital Loan Commitment.  Each Line of Credit Loan shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $1,000,000; provided that if the outstanding principal amount of Line of Credit Loans is, or giving effect to a proposed Line of Credit Loan, would be in excess $5,000,000, then each Line of Credit Loan shall be in an aggregate principal amount not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof or (ii) equal to the then remaining available balance of the Line of Credit Commitment.

(b)          Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account(s) as directed by Borrower in the applicable Borrowing Request.

Section 2.03         Borrowing Procedure.  To request a borrowing of (i) a Working Capital Loan or a Line of Credit Loan, Borrower shall deliver, by hand delivery, telecopy, facsimile, e-mail or other electronic communication, a duly completed and executed Borrowing Request (including, with respect to a Working Capital Loan, an Advance Availability and Working Capital Certificate) to Lender not later than 11:00 a.m., Los Angeles time, five (5) Business Days before the date of the proposed Working Capital Loan or Line of Credit Loan, as applicable, except that in connection with  a Working Capital Loan or a Line of Credit Loan (other than a Line of Credit Loan made on the Closing Date) which, after giving effect thereto, would result in an aggregate outstanding principal amount of Working Capital Loans or Line of Credit Loans, as applicable, in excess of $5,000,000, in either case, such Borrowing Request shall be delivered to Lender not later than 11:00 a.m., Los Angeles time, fifteen (15) Business Days before the date of the proposed Working Capital Loan or Line of Credit Loan or (ii) the Term Loan or a Line of Credit Loan to be made on the Closing Date, Borrower shall deliver, by hand delivery, telecopy, facsimile, e-mail or other electronic communication, a duly completed and executed Borrowing Request to Lender not later than 11:00 a.m., Los Angeles time, one (1) Business Day before the Closing Date.  Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a)           whether the requested Loan is to be a borrowing of Working Capital Loans, Line of Credit Loans or the Term Loan;

(b)          the aggregate amount of such Working Capital Loans, Line of Credit Loans and/or the Term Loan;

(c)           if such Loan is a Line of Credit Loan, the proposed use of proceeds for such Loan, which shall be a category of use included on Schedule 3.12 ;

(d)          the date of such borrowing, which shall be a Business Day;

(e)           the location and number of the account(s) to which funds are to be disbursed (indicating the amount to be disbursed to each such account), which shall comply with the requirements of Section 2.02(b); provided that, with respect to the Term Loan, Borrower shall only designate an account maintained by the person serving as depositary or paying agent with respect to the Tender Offer, for the benefit of the holders of Convertible Notes that are accepted for purchase by Borrower in the Tender Offer; and

(f)           that the conditions set forth in Section 4.02(b), Section 4.02(c), and Section 4.02(d) are satisfied as of the date of the notice.

Unless otherwise agreed by Lender, Borrower shall not be entitled to deliver more than one (1) Borrowing Request in any thirty (30)-day period.

Section 2.04         Evidence of Debt; Repayment of Loans.  (a)  Borrower hereby unconditionally promises to pay to Lender (i) the then unpaid principal amount of the Term Loan on the Term Loan Maturity Date, including any Additional PIK Principal that has been added to such Loan, (ii) the then unpaid principal amount of each Working Capital Loan on the Working Capital Loan Maturity Date and (iii) the then unpaid principal amount of each Line of Credit Loan on the Line of Credit Maturity Date.

(b)          Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to Lender resulting from each Loan made by Lender from time to time, including the amounts of principal and interest payable and paid to Lender from time to time under this Agreement.

(c)           The entries made in the accounts maintained pursuant to paragraph (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.

(d)          Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, Borrower shall prepare, execute and deliver to Lender a promissory note payable to the order of Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit F-1, Exhibit F-2 or Exhibit F-3, as the case may be.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.05         Fees.  Commitment Fee.  (a)  Borrower agrees to pay to Lender a commitment fee (a “Commitment Fee”) equal to (i) 1.00% per annum of the average daily unused amount of the

Working Capital Loan Commitment of Lender during the period from and including the Closing Date to but excluding the date on which such Working Capital Loan Commitment terminates and (ii) 1.00% per annum of the average daily unused amount of the Line of Credit Commitment of Lender during the period from and including the Closing Date to but excluding the date on which such Line of Credit Commitment terminates.  Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Commitment terminates.  Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)          Administrative Fees.  During the period from and including the Closing Date until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts due and payable under any Loan Document have been paid in full, Borrower agrees to pay to Lender $100,000 per annum, payable quarterly in arrears on the last Business Day of each March, June, September and December of each calendar year (the “Administrative Fees”).

(c)           Closing Fee.  Borrower agrees to pay to Lender an amount equal to two and one-half percent (2.50%) of the sum of (i) the aggregate Line of Credit Commitment and Working Capital Loan Commitment hereunder and (ii) the amount of the Term Loan made to Borrower on the Closing Date payable on the Closing Date (the “Closing Fee”).

(d)          Collateral Management Fees.  During the period from and including the Closing Date until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts due and payable under any Loan Document have been paid in full, Borrower agrees to pay to Lender $50,000 per month, payable monthly in arrears on the last Business Day of each calendar month (the “Collateral Management Fees”).

(e)           Success Fee.  Borrower agrees to pay to Lender an amount equal to an aggregate of $5,000,000, payable on the date on which the Term Loan is repaid in full, whether at maturity, by acceleration or otherwise (the “Success Fee”).

(f)           Payment of Fees.  All Fees shall be paid on the dates due, in immediately available funds in Dollars, to Lender.  Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06         Interest on Loans.  (a)  Subject to the provisions of Section 2.06(c), (i) the Working Capital Loans and the Line of Credit Loans shall bear interest at the LIBOR Rate, as adjusted monthly in accordance with the definition thereof, plus the Applicable Margin, and (ii) the Term Loan shall bear interest at a rate per annum equal to (x) if Borrower has elected to pay interest in cash for such monthly interest period, in accordance with the provisions of Section 2.06(b) below, nine percent (9.00%) per annum and (y) if Borrower has elected to pay interest in cash and in kind for such monthly interest period, in accordance with the provisions of Section 2.06(b) below, five percent (5.00%) per annum payable in cash and seven percent (7.00%) per annum per annum payable in kind and added to the outstanding principal amount of such Loan.  Interest that is paid in kind and added to the outstanding principal amount of the Term Loan, together with any Default Interest accruing hereunder from time to time, is collectively referred to herein as “Additional PIK Principal.”  Additional PIK Principal shall be added to the principal amount of the Term Loan, and shall be considered principal for all purposes under this Agreement, and without limiting the foregoing, shall bear interest at the rate elected by Borrower in accordance with Section 2.06(b), beginning on the date such interest is paid in kind and the Additional PIK Principal that it reflects is added to the principal amount hereof.

(b)           So long as no Event of Default shall have occurred and be continuing, Borrower shall have the right for any monthly interest period ending after the one-year anniversary of the Closing Date, on not less than five (5) Business Days’ prior written notice to Lender, to elect to pay interest on the outstanding Term Loan either in cash, pursuant to clause (ii)(x) of Section 2.06(a), or in cash and in kind, pursuant to clause (ii)(y) of Section 2.06(a).  Such notice shall be irrevocable once delivered and must be delivered not less than five (5) Business Days prior to commencement of the interest period corresponding to the Interest Payment Date for which such election is made, but excluding the interest periods in which the Term Loan Maturity Date shall occur.  If no election is made pursuant to this Section 2.06(b), or if an Event of Default shall have occurred and then be continuing, Borrower shall automatically be deemed to have elected to pay interest in cash pursuant to clause (ii)(x) of Section 2.06(a).

(c)           Notwithstanding the foregoing, during an Event of Default, upon written notice from Lender, as of the date provided in such notice (which date shall not be a date that is prior to the date upon which such Event of Default actually occurred and shall not, in any event, be more than four (4) months prior to the date of such notice), all Obligations shall, to the extent permitted by applicable Legal Requirements, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 5.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 5.00% plus the rate applicable to Loans as provided in clause (x) of Section 2.06(a) (in either case, the “Default Rate”).

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.07         Termination and Reduction of Commitments.  (a)  The Term Loan Commitment shall automatically terminate at 5:00 p.m., Los Angeles time, on the Closing Date.  The Working Capital Loan Commitment shall automatically terminate on the Working Capital Loan Maturity Date.  The Line of Credit Commitment shall automatically terminate on the Line of Credit Maturity Date.

(b)           At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Working Capital Loan Commitment and/or the Line of Credit Commitment; provided that (i) each reduction of the Working Capital Loan Commitment or the Line of Credit Commitment, as applicable, shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Working Capital Loan Commitment shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Working Capital Loans in accordance with Section 2.08, the aggregate amount of outstanding Working Capital Loans would exceed the Working Capital Loan Limit.

(c)           Borrower shall notify Lender in writing of any election to terminate or reduce the Working Capital Loan Commitment or the Line of Credit Commitment under Section 2.07(b) at least five (5) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Each notice delivered by Borrower pursuant to this Section 2.07 shall be irrevocable.  Any termination or reduction of the Working Capital Loan Commitment or the Line of Credit Commitment shall be permanent.

Section 2.08         Optional and Mandatory Prepayments of Loans.  (a)  Optional Prepayments.  Borrower shall have the right at any time and from time to time to prepay any Loans, in whole or in part,

subject to the requirements of this Section 2.08 and the proviso to the last paragraph of Section 2.01; provided that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.

(b)          Working Capital Loan and Line of Credit Loan Prepayments.  (i) In the event of the termination of the Working Capital Loan Commitment or the Line of Credit Commitment, Borrower shall, on the date of such termination, repay or prepay all its outstanding Working Capital Loans or Line of Credit Loans, as applicable.

(ii)           In the event of any partial reduction of the Working Capital Loan Commitment or the Line of Credit Commitment, then at or prior to the effective date of such reduction, if the sum of outstanding Working Capital Loans or Line of Credit Loans, as applicable, would exceed the Working Capital Loan Commitment or the Line of Credit Commitment, as applicable, after giving effect to such reduction, Borrower shall, on the date of such reduction, repay or prepay Working Capital Loans or Line of Credit Loans, as applicable, in an aggregate amount sufficient to eliminate such excess.

(iii)          The aggregate unpaid principal balance of the Working Capital Loans shall not at any time exceed the then applicable Working Capital Loan Limit.  If at any time the outstanding Working Capital Loans exceeds the Working Capital Loan Limit, Borrower shall promptly, and in any event, within one (1) Business Day following demand by Lender, pay to Lender such amount as may be necessary to eliminate such excess, and Lender shall apply such payment to the Working Capital Loans to eliminate such excess.

(c)           Asset Sales.  Except as otherwise agreed by Lender, not later than one Business Day following the receipt of any Net Cash Proceeds of any Asset Sale by any Company, Borrower shall apply 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.08(h); provided that:

(i)            so long as no Default shall, to the knowledge of any Responsible Officer, then exist or would arise therefrom and the aggregate of such Net Cash Proceeds of Asset Sales shall not exceed $2,500,000 in any fiscal year of Borrower, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have (x) deposited such proceeds into the Line of Credit Loan, Asset Sale and Casualty Proceeds Account, subject to disbursement in accordance with the terms of the Security Agreement, and (y) delivered an Officers’ Certificate to Lender on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in fixed, capital or other tangible, and in connection with the permitted purchase of a business, intangible assets within 180 days following the date of such Asset Sale, or if committed to be reinvested within such 180-day period, within 180 days thereafter (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that (X) Borrower shall be permitted to apply up to $10,000,000 of Net Cash Proceeds of the Winchester Disposition to general corporate purposes, and (Y) Borrower shall be permitted to apply amounts in excess thereof (A) toward restructuring charges specified in an Officer’s Certificate delivered to Lender on or prior to the date of the Winchester Disposition stating that such Net Cash Proceeds are expected to be reinvested in fixed, capital or other tangible, and in connection with the permitted purchase of a business, intangible assets within twelve (12) months following the date of the Winchester Disposition, or if committed to be reinvested within such twelve (12)-month period, within twelve (12) months thereafter (or, in the case of Real Property assets, within twenty-four (24) months thereafter), or (B) if the aggregate amount of Working Capital Loans shall then equal the Working Capital Loan Commitment, to working capital of Borrower; and provided further that, in any event, if the property subject to such Asset Sale constituted Collateral, then all property purchased or otherwise acquired with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the first priority perfected Lien (subject to Permitted Liens) of the applicable Security Documents in favor of Lender in accordance with Section 5.09(a) and Section 5.11; and

(ii)           if all or any portion of such Net Cash Proceeds is not so reinvested within such time periods, or committed to be reinvested within such time periods (and in such case, applied within the applicable time period thereafter), then such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.08(c).

(d)          Debt Issuance or Preferred Stock Issuance.  Not later than one Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance or Preferred Stock Issuance by any Company, Borrower shall make prepayments in accordance with Section 2.08(h) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(e)          Equity Issuance.  Not later than two (2) Business Days following the receipt of any Net Cash Proceeds of any Equity Issuance, Borrower shall make prepayments in accordance with Section 2.08(h) in an aggregate principal amount equal to 75% of such Net Cash Proceeds.

(f)           Casualty Events.  Except as otherwise agreed by Lender, not later than one Business Day following the receipt of any Net Cash Proceeds from a Casualty Event by any Company, Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.08(h); provided that:

(i)            so long as no Default shall, to the knowledge of any Responsible Officer, then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that (A) in the event such Net Cash Proceeds shall be less than $5,000,000, Borrower shall have (x) deposited such proceeds into the Line of Credit Loan, Asset Sale and Casualty Proceeds Account, subject to disbursement in accordance with the terms of the Security Agreement, and (y) delivered an Officers’ Certificate to Lender on or prior to such date stating how such proceeds are expected to be used, or (B) in the event that such Net Cash Proceeds equal or exceed $5,000,000, Lender has elected by notice to Borrower on or prior to such date to require such proceeds to be used, in each case, to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed, capital or other tangible, and in connection with the permitted purchase of a business, intangible assets, no later than 180 days following the date of receipt of such proceeds, or if committed to be so applied within such 180-day period, within 180 days thereafter (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if the property subject to such Casualty Event constituted Collateral, then all property purchased or otherwise acquired with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the first priority perfected Lien (subject to Permitted Liens) of the applicable Security Documents in favor of Lender in accordance with Section 5.09(a) and Section 5.11; and

(ii)           if all or any portion of such Net Cash Proceeds shall not be so applied within such 180-day period, or committed to be so applied within such time period (and in such case, applied within 180 days thereafter), then such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.08(f).

(g)          Excess Cash Flow.  Not later than seven (7) Business Days after June 30th immediately following the end of each Excess Cash Flow Period, Borrower shall make prepayments in accordance with Section 2.08(h) in an aggregate principal amount equal to the lesser of (i) 50% of the

Excess Cash Flow for such Excess Cash Flow Period and (ii) the greater of (A)(1) the average daily balance of the sum of the Companies’ cash, cash equivalents and marketable securities, averaged over the ten (10) Business Days immediately preceding such June 30th following the end of such Excess Cash Flow Period, calculated by Borrower in good faith, using cash management practices in accordance with the Companies’ historical practices in the ordinary course of business less (2) $20,000,000 and (B) $0.

(h)          Application of Prepayments.

(i)            Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Loan or Loans to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.08(h)(iii), which selection shall be subject to the provisions of this Section 2.08(h).

(ii)           Any prepayments of the Loans pursuant to Section 2.08(a) shall be applied as directed.  Any prepayments of the Loans pursuant to Section 2.08(b) shall be applied to reduce the principal amount of outstanding Line of Credit Loans or the Working Capital Loans, as applicable (with a corresponding reduction in the Line of Credit Commitment, in the case of a prepayment of Line of Credit Loans, but without any corresponding reduction in the Working Capital Commitment, in the case of a prepayment of Working Capital Loans, as applicable).  Any prepayments of the Loans pursuant to Section 2.01(c) or Section 2.08(c)-Section 2.08(g) shall be applied first to reduce the principal amount of the Term Loan, second to reduce the principal amount of outstanding Line of Credit Loans (but without any corresponding reduction in the Line of Credit Commitment), and third to the extent there are prepayment amounts remaining after the application of such prepayments under clauses first and second, such excess amounts shall be applied to the prepayment of outstanding Working Capital Loans (but without any corresponding reduction in Working Capital Loan Commitment), and Borrower shall comply with Section 2.08(b).

(iii)          Notice of Prepayment.  Borrower shall notify Lender by written notice of any prepayment pursuant to Section 2.08(a) not later than 11:00 a.m., Los Angeles time, five (5) Business Days before the date of prepayment.  Each such notice shall be irrevocable.  Each such notice shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid.  In the case of any mandatory prepayment pursuant to Section 2.08(c)-Section 2.08(f), on the date of such prepayment, Borrower shall deliver to Lender a reasonably detailed calculation of the amount of such prepayment.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

Section 2.09         Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.09, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., Los Angeles time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to Lender at its offices at 360 North Crescent Drive, South Building, Beverly Hills, California 90210, Attn: Mary Ann Sigler, except that payments pursuant to Section 2.09 and Section 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, and (ii) second, towards payment of principal then due hereunder.

Section 2.10         Taxes.  (a)  Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Indemnified Taxes or Other Taxes; provided that if Borrower shall be required by applicable Legal Requirements to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 2.10) Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower shall make such deductions or withholdings and (iii) Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(b)           In addition, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(c)           Borrower shall indemnify Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Lender on or with respect to any payment by or on account of any obligation of Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be prima facie evidence absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes and in any event within 30 days following any such payment being due, by Borrower to a Governmental Authority, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e)           If Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.10, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.10 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender (or its assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if Lender (or its assignee) is required to repay all or a portion of such refund to the relevant Governmental Authority, Borrower, upon the request of Lender (or its assignee), shall repay the amount paid over to Borrower that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender (or its assignee) within a reasonable time (not to exceed 20 days) after receipt of written notice that Lender (or its assignee) is required to repay such refund (or a portion thereof) to such Governmental Authority.  Nothing contained in this Section 2.10(e) shall require Lender (or its assignee) to make available its Tax Returns or any other information which it deems confidential to Borrower or any other person.  Notwithstanding anything to the contrary, in no event will Lender (or its assignee) be required to pay any amount to Borrower the payment of which would place Lender (or its assignee) in a less favorable net after-tax position than Lender (or its assignee)

would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

Section 2.11         Increase of the Line of Credit Commitment.  (a)  Borrower may, at any time after the Closing Date, request an increase of the then effective aggregate principal amount of the Line of Credit Commitments; provided that (1) Borrower may make only one such request, (2) the aggregate principal amount of the increases in the Line of Credit Commitments pursuant to this Section 2.11 shall not exceed $40,000,000, (3) the proceeds of such increases shall be used solely for the purposes specified on Schedule 3.12, (4) Borrower shall execute and deliver such documents and instruments and take such other actions as may be reasonably requested by Lender in connection with such increases, (5) at the time of any such proposed increase, (x) no Default shall have occurred and be continuing or would occur after giving effect to such increase, and (y) the Companies shall be in compliance, on a Pro Forma Basis, with each of the financial covenants specified in Section 6.10, as of the last day of the most recently ended fiscal quarter after giving effect to such increases, and (6) the Line of Credit Loans made under this Section 2.11 shall have the same maturity date as the Line of Credit Loans made under Section 2.02 but shall otherwise be on such terms and subject to such conditions as Borrower and Lender shall then agree, including the interest rate, yield and pricing provisions applicable thereto and any fees to be paid in connection with such increase in the Line of Credit Commitment.  Any request under this Section 2.11 shall be submitted by Borrower in writing to Lender.  Lender shall have no obligation, express or implied, to offer to increase the aggregate principal amount of the Line of Credit Commitment.

(b)           Subject to the foregoing, any increase requested by Borrower shall be effective upon Lender’s agreement to effect such increase and upon delivery to Lender of each of the following documents: (i) a notice to Lender, in form and substance reasonably acceptable to Lender, signed by a Financial Officer of Borrower; (ii) an Officers’ Certificate of Borrower, in form and substance reasonably acceptable to Lender; (iii) to the extent requested by Lender, executed Line of Credit Notes issued by Borrower in accordance with Section 2.04(d); and (iv) any other certificates or documents that Lender shall reasonably request, in form and substance reasonably satisfactory to Lender.  Any such increase shall be in an aggregate principal amount equal to the principal amount that Lender is willing to increase to the principal amount of the Line of Credit Loan Commitment.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each Loan Party jointly and severally represents and warrants to Lender on the date hereof, the Closing Date, and on each date on which a borrowing is requested that:

Section 3.01         Organization; Powers.  Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own, lease and operate its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing could not reasonably be expected to result in a Material Adverse Effect.  There is no existing default under any Organizational Document of any Company or any event which, with the giving of notice or passage of any grace period or both, would constitute a default by any party thereunder.

Section 3.02         Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party.  This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03         No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect or maintain the perfection or priority of the Liens created by the Security Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate or result in a default or require any consent or approval under (x) any indenture, agreement, or other instrument binding upon any Company or its property or to which any Company or its property is subject, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect or (y) any Organizational Document, (d) will not violate any Legal Requirement in any material respect, (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Security Documents, and (f) will not, individually or in the aggregate, constitute a “Fundamental Change” under (and as defined in) the Indenture.

Section 3.04         Financial Statements; Projections.  (a)  Borrower has heretofore delivered to Lender the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower (i) as of and for the fiscal years ended March 31, 2006, March 31, 2007 and March 31, 2008 audited by and accompanied by the unqualified opinion of KPMG LLP, independent registered public accounting firm, and (ii) as of and for the nine-month period ended December 31, 2008 and for the comparable period of the preceding fiscal year, in each case, certified by the chief financial officer of Borrower.  Such financial statements and all financial statements delivered pursuant to Section 5.01(a), Section 5.01(b) and Section 5.01(c) have been prepared in accordance with Regulation S-X and present fairly and accurately in all material respects the financial condition and results of operations and cash flows of Borrower as of the dates and for the periods to which they relate (subject to normal year-end audit adjustments and the absence of footnotes).  Except as set forth in and as of the date of such financial statements, there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

(b)           [Reserved.]

(c)           Borrower has heretofore delivered to Lender the forecasts of financial performance of Borrower and its Subsidiaries for each fiscal quarter in the fiscal year ended March 31, 2010, and for the fiscal years ended March 31, 2011 and March 31, 2012 (the “Projections”).  The Projections have been prepared in good faith by the Loan Parties and based upon (i) the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and the Closing Date to be reasonable) and (ii) accounting principles consistent with Borrower’s historical audited financial statements.

(d)           Since December 31, 2008, there has been no event, change, circumstance or occurrence that has had or could reasonably be expected to result in a Material Adverse Effect.

Section 3.05         Properties.  (a)  Each Company has good title to, valid leasehold interests in or other rights to use, all its property material to its business, free and clear of all Liens and irregularities, deficiencies and defects in title except for Permitted Liens and minor irregularities, deficiencies and defects in title that do not, and could not reasonably be expected to, interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.  The property of the Companies, taken as a whole, (i) is in normal operating order, condition and repair (ordinary wear and tear, loss from casualty and condemnation excepted), and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b)           Schedule 3.05(b), as the same may be updated between the date hereof and the Closing Date, contains a true and complete list of each ownership and leasehold interest in Real Property (i) owned by any Company as of the Closing Date and describes the type of interest therein held by such Company and (ii) leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the Closing Date and describes the type of interest therein held by such Company.  No such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the Transactions.

(c)           No Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event required to be disclosed to Lender pursuant to Section 5.02(d) and not so disclosed, affecting all or any portion of its property.  No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(d)           Each Company owns or has rights to use all of its property and all rights with respect to any of the foregoing necessary for each Company’s business as currently conducted.  The use by each Company of its property and all such rights with respect to the foregoing do not infringe on the rights of any person, other than any infringement that could not reasonably be expected to result in a Material Adverse Effect.  No claim has been made and remains outstanding that any Company’s use of any of its property does or may violate the rights of any third party that could reasonably be expected to result in a Material Adverse Effect.  As of the Closing Date, no Company has received any notice, nor has any knowledge, that, the Real Property is not zoned to permit the uses for which such Real Property is currently being used.  As of the Closing Date, no Company has received any notice, nor has any knowledge, that the present uses of the Real Property and the current operations of each Company’s business violate in any material respect any provision of any applicable building codes, subdivision regulations, fire regulations, health regulations or building and zoning by-laws.

Section 3.06         Intellectual Property.  (a)  Ownership; No Claims; Use of Intellectual Property; Protection of Trade Secrets.  Each Company owns or is licensed to use, free and clear of all Liens (other than Permitted Liens), all patents and patent applications; trademarks, trade names, service marks, copyrights, domain names and applications for registration thereof; and technology, trade secrets, proprietary information, inventions, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which could not reasonably be expected to result in a Material Adverse Effect.  Except as disclosed in writing to Lender, no claim has been asserted and is pending by any person challenging or questioning the use of any material Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim.  The use of such Intellectual Property by each Company does not infringe the rights of any person, except for such claims and infringements which could not reasonably be expected to result in a Material Adverse Effect.  Except pursuant to licenses and other user agreements entered into by each Company in the ordinary course of business which, in the case of licenses and user agreements in existence on the Closing Date, are listed in Schedule 3.06(a), no Company has done anything to authorize or enable any other person to use any such Intellectual Property.  Each Company has taken commercially reasonable measures to protect the secrecy, confidentiality and value of all trade secrets used in such Company’s business.

(b)           Patents; Registrations.  (i) On and as of the Closing Date, each Company owns and possesses the right to use all issued patents and pending patent applications; trademark, service mark and domain name registrations and pending applications; and copyright registrations and pending applications listed in Schedules 14(a), 14(b) and 14(c) to the Perfection Certificate; and (ii) all material patents and registered trademarks, service marks, copyrights and domain names owned by each Company are valid, subsisting and in full force and effect, except as otherwise expressly permitted under Section 6.05 or Section 6.06.

(c)           No Violations or Proceedings.  (i) There is no violation by others of any right of any Company with respect to any Intellectual Property, other than such violations that could not reasonably be expected to materially adversely affect the value or utility of the Intellectual Property or any portion thereof material to the use and operation of the Collateral, (ii) no Company is infringing upon or misappropriating any registered copyright, patent, trademark, trade secret or other intellectual property right of any other person that is material to the conduct of such Company’s business; (iii) no Company is in breach of, or in default under, any license of Intellectual Property by any other person to such Company, except in any case where such breach or default could not reasonably be expected to result in a Material Adverse Effect; and (iv) no proceedings have been instituted or are pending against any Company or threatened, and no claim against any Company has been received by any Company, alleging any such infringement or misappropriation, except to the extent that such proceedings or claims could not reasonably be expected to result in a Material Adverse Effect.

(d)           No Impairment.  Neither the execution, delivery or performance of this Agreement and the other Loan Documents, nor the consummation of the transactions contemplated hereby and thereby, will alter, impair or otherwise affect or require the consent of any other person in respect of any right of any Company in any Intellectual Property, except to the extent that such alteration, impairment, effect or consent could not reasonably be expected to result in a Material Adverse Effect.

(e)           No Agreement or Order Materially Affecting Intellectual Property.  No Company is subject to any settlement, covenant not to sue or other agreement, or any outstanding Order, which would reasonably be expected to materially and adversely affect the validity or enforceability or materially restrict in any manner such Company’s use, licensing or transfer of any of the Intellectual Property.

Section 3.07         Equity Interests and Subsidiaries.  (a)  Schedule 3.07(a) sets forth, with respect to Borrower and each Subsidiary of Borrower, a list of (i) its jurisdiction of organization and its organization identification number, if any, as of the date hereof and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights on the date hereof.  All Equity Interests of each Company are duly and validly issued and are fully paid and, to the extent applicable, non-assessable, and, other than the Equity Interests of Borrower, are owned by Borrower, directly or indirectly, through Wholly Owned Subsidiaries.  All Equity Interests of Borrower beneficially owned by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, that owns 5% or more of such Equity Interests of Borrower as of the Closing Date are set forth on Schedule 3.07(a).  Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Documents, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Documents and any Permitted Liens that arise by operation of applicable

Legal Requirements and are not voluntarily granted, and, as of the Closing Date, except as set forth on Schedule 3.07(a), there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b)           No consent of any person including any general or limited partner, any other member or manager of a limited liability company, any shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status (or the maintenance thereof) of the security interest of Lender in any Equity Interests pledged to Lender under the Security Documents, and no such consent is necessary for the exercise by Lender of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect of such Equity Interests.

(c)           A complete and accurate organization chart, showing the ownership structure of the Companies on the Closing Date, both before and after giving effect to the Transactions, is set forth on Schedule 3.07(c).

Section 3.08         Litigation; Compliance with Laws.  (a)  There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against or affecting any Company or any business, property or rights of any Company (i) that challenge the validity of any Loan Document or any of the Transactions or (ii) that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(b)           Except for matters covered by Section 3.18, no Company or any of its property is (i) in violation of, nor will the continued operation of its property as currently conducted violate, any Legal Requirements (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or (ii) in default with respect to any Order, where such violation or default, could reasonably be expected to result in a Material Adverse Effect.

Section 3.09         Agreements.  (a)  No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction, or any restriction under its Organizational Documents, that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)           No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound or subject, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of any grace period or both could reasonably be expected to constitute such a default.

(c)           Schedule 3.09(c) accurately and completely lists all Material Agreements to which any Company is a party which are in effect on the Closing Date in connection with the operation of the business conducted thereby and Borrower has delivered to Lender complete and correct copies of all such Material Agreements, including any amendments, supplements or modifications with respect thereto, and, as of the date hereof, all such Material Agreements are in full force and effect.

Section 3.10         Federal Reserve Regulations.  (a)  No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)          No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.  The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

Section 3.11         Investment Company Act; Public Utility Holding Company Act, etc.  No Company is (a) an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company,” an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 2005, as amended, or (c) subject to regulation under any Legal Requirement (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness.

Section 3.12         Use of Proceeds.  Borrower will use the proceeds of (a) the Term Loan to finance the consummation of the Tender Offer, (b) the Working Capital Loans after the Closing Date for general corporate purposes, it being understood that no Working Capital Loans shall be made on the Closing Date, and (c) the Line of Credit Loans on and after the Closing Date solely for the purposes specified on Schedule 3.12.

Section 3.13         Taxes.  Except as set forth on Schedule 3.13, each Company has (a) timely filed or caused to be timely filed all federal and material state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid or caused to be duly and timely paid all Taxes (whether or not shown on any Tax Return) due and payable by it and all material assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP.  Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable.  No Company is aware of any proposed or pending tax assessments, deficiencies, audits or other proceedings for which a material Tax liability is reasonably expected.  Except as set forth on Schedule 3.13, no Company has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(ii) of the Code or Sections 6111(c) or 6111(d) of the Code (as in effect prior to the amendment by the American Jobs Creation Act of 2004, P.L. 108-357), or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

Section 3.14         No Material Misstatements.  No information contained on any report, financial statement, certificate (including the Perfection Certificate), Borrowing Request, exhibit or schedule furnished by or on behalf of any Company to Lender pursuant to any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information was based upon or constitutes a forecast or projection, each Loan Party represents and warrants only that on the date of delivery thereof such forecast or projection was prepared in good faith based upon (i) the assumptions stated therein (which assumptions are believed by the Loan Parties on the date delivered to Lender to be reasonable) and (ii) accounting principles consistent with Borrower’s historical audited financial statements.

Section 3.15         Labor Matters.  There are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of the Loan Parties, threatened that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect.  The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters in any manner that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.  All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except to the extent that the failure to do so has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

Section 3.16         Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties of the Loan Parties, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct their business in which they are engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date.

Section 3.17         Employee Benefit Plans.  (a)  Except for such noncompliance as could not reasonably be expected to result in a loss to the Companies, individually or in the aggregate, in excess of $3,000,000: (i) the Company and each of its ERISA Affiliates is in compliance with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans; and (ii) each Employee Benefit Plan complies in all respects, and is operated and maintained in compliance in all respects, with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  Except as could not reasonably be expected to result in a Material Adverse Effect, each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service for all required amendments and nothing has occurred which would prevent, or cause the loss of, such qualification.

(b)           No ERISA Event that could reasonably be expected to have a Material Adverse Effect has occurred or is reasonably expected to occur.  Except as would not reasonably be expected to have a Material Adverse Effect, no Pension Plan has any Unfunded Pension Liability and,. within the six-year period prior to the date hereof, no Pension Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA.  Except as could not reasonably be expected to result in a loss to the Companies, individually or in the aggregate, in excess of $3,000,000, no Pension Plan (determined at any time within the last six years) with an Unfunded Pension Liability been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Company or any of its ERISA Affiliates.  Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of any Company or any of its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

(c)           Except for such noncompliance as could not reasonably be expected to result in a loss to the Companies, individually or in the aggregate, in excess of $3,000,000, to the extent applicable, each Foreign Plan has been maintained in material compliance with its terms and with the requirements of all Legal Requirements and has been maintained, where required, in good standing with applicable regulatory authorities in all material respects.  No Company has incurred any obligation that could reasonably be expected to result in a Material Adverse Effect in connection with the termination of or withdrawal from any Foreign Plan.

Section 3.18        Environmental Matters  (a)  Except as would not reasonably be expected to result in a loss to the condition (financial or otherwise), results of operations, assets, properties, solvency, business, prospects or value of the Companies, individually or in the aggregate, in excess of $3,000,000:

(i)            the Companies and their businesses, operations and Real Property are and have at all times during the Companies’ ownership or lease thereof been in compliance with, and the Companies have no liability under, any applicable Environmental Law;

(ii)           the Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their Real Property, under all applicable Environmental Laws; the Companies are in compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing;

(iii)          except as permitted pursuant Environmental Law or Environmental Permits, there has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials on, at, under or from any Real Property or facility currently or formerly owned, leased or operated by any of the Companies or their predecessors in interest that has resulted in, or would reasonably be expected to result in, liability of or Response obligations by any of the Companies under Environmental Law or has resulted in an Environmental Claim against any of the Companies;

(iv)          there is no Environmental Claim pending or, to the knowledge of the Loan Parties, threatened against any of the Companies, or to the knowledge of the Loan Parties relating to the Real Property or any facility currently or formerly owned, leased or operated by any of the Companies or relating to the operations of the Companies, and, to the knowledge of the Loan Parties, there are no actions, activities, circumstances, conditions, events or incidents that would reasonably be expected to form the basis of such an Environmental Claim;

(v)           to the knowledge of the Loan Parties, no person with an indemnity, contribution or other obligation to any of the Companies relating to compliance with or liability under Environmental Law is in default with respect to any such indemnity, contribution or other obligation;

(vi)          no Company is obligated to perform any Response action or otherwise incur any expense under Environmental Law pursuant to any Order or agreement by which it is bound or has assumed by contract or agreement, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(vii)         no Real Property or facility currently owned, operated or leased by the Companies and, to the knowledge of the Loan Parties, no Real Property or facility formerly owned, operated or leased by any of the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority that indicates that any Company has or may have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws;

(viii)        to the knowledge of the Loan Parties, there are no underground or aboveground storage tanks, whether empty or containing any Hazardous Material, located on any Real Property or facility currently owned, operated or leased, or to the knowledge of Companies formerly owned, operated or leased by the Companies, except in compliance with applicable Environmental Law;

(ix)           no Lien has been recorded or, to the knowledge of any Loan Party, threatened under any Environmental Law with respect to any Real Property currently owned by the Companies; and

(x)            to the knowledge of the Loan Parties, the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Transactions and the other transactions contemplated hereby and thereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup obligations pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law

(xi)           to the knowledge of the Loan Parties, all products of the Companies have been manufactured, stored, sold, labeled and marketed in accordance with Environmental Law. .

(b)          The Companies have made available to Lender all material environmental reports and assessments and other material non-privileged documents in the possession, custody or control of, the Companies concerning compliance with or liability or obligation under Environmental Law, including those concerning the condition of the Real Property or the existence or Release of Hazardous Materials at, under or from Real Property or facilities currently or formerly owned, operated, or leased by any of the Companies.

Section 3.19         Insurance.  Schedule 3.19 sets forth a description in reasonable detail of all insurance maintained by each Company as of the Closing Date.  All material insurance maintained by the Companies (and, as of the date hereof, all insurance maintained by the Companies) is in full force and effect, all premiums have been duly paid, no Company has received notice of violation or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement.  Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

Section 3.20         Security Documents.  (a)  The Security Agreement is effective to create in favor of Lender, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate and (ii) upon the taking of possession or control by Lender of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to Lender to the extent possession or control by Lender is required by each Security Document), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than (A) the Intellectual Property Collateral (as defined in the Security Agreement) and (B) such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

(b)          When (i) the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, and (ii) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral (as defined in the Security Agreement), in each case subject to no Liens other than Permitted Liens.

(c)          Each Mortgage is effective to create, in favor of Lender, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens, and when the Mortgages are filed in the offices specified on Schedule 3.20(c) (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Section 5.10 and Section 5.11, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Section 5.10 and Section 5.11, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Liens.

(d)          Each Security Document delivered pursuant to Section 5.11 and Section 5.12 will, upon execution and delivery thereof, be effective to create in favor of Lender, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Legal Requirements and (ii) upon the taking of possession or control by Lender of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to Lender to the extent required by any Security Document), the Liens in favor of Lender created under such Security Document will constitute valid, enforceable and fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Permitted Liens.

Section 3.21         Existing Debt Agreements.  Schedule 3.21 lists, as of May 1, 2009, the aggregate principal amount outstanding under each of the Existing Debt Agreements.  Prior to the Closing Date, Borrower shall prepare and deliver to Lender a revised Schedule 3.21 that lists, as of the Closing Date, (i) each exhibit, schedule, annex or other material attachment to the Existing Debt Agreements and (ii) each agreement or material certificate, instrument, letter or other document contemplated by the Existing Debt Agreements or any item referred to in clause (i) to be entered into, executed or delivered or to become effective in connection with the Existing Debt Agreements.  Prior to the Closing Date, Borrower shall furnish Lender true and complete copies of each Existing Debt Agreement to the extent executed and delivered on or prior to the Closing Date.

Section 3.22         Anti-Terrorism Law.  (a)  No Company and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Legal Requirements relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)          No Company and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the making of the Loans is any of the following:

(i)            a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)           a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)          a person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)           a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)          No Company and, to the knowledge of the Loan Parties, no broker or other agent of any Company acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 3.23         Tax Carryovers and Credits.

(a)            As of the date hereof, Schedule 3.23(a) sets forth the amount of net operating loss carryovers under Section 172 of the Code, the amount of capital loss carryovers under Section 1212 of the Code and the amount of unused tax credits currently available to the Borrower and the taxable period in which each such amount was initially allowed, including the amounts thereof that would be allowed for the taxable period ended March 31, 2008 and a reasonable estimate by the Borrower of the amounts thereof that would be initially allowed for the taxable period ended March 31, 2009.

(b)            To Borrower’s knowledge, as of the date hereof, none of the carryovers or available tax credits set forth in Schedule 3.23(a) are subject to any limitations under Sections 382 or 383 of the Code.

(c)            To Borrower’s knowledge, as of the date hereof, the issuance of the Closing Warrant , and the other transactions contemplated by this Agreement, will not result in an ownership change of the Borrower under Section 382 of the Code, based upon the assumption that the holder of the Closing Warrant , or any related party to the holder, do not have any direct or indirect ownership of Borrower stock or any attributes of ownership of the stock underlying the Closing Warrant , except such direct or indirect ownership and such attributes of ownership as set forth in this Agreement and the Equity Documents.

(d)            To Borrower’s knowledge, Schedule 3.23(d) sets forth (i) the ownership of the stock of the Borrower as of the date hereof for purposes of Section 382 of the Code and (ii) all changes in the ownership of the stock of the Borrower during the three year “testing period” ending on the date of the most recent (as of the date hereof) “owner shift” involving a “5%-percent shareholder” or “equity structure shift” under Section 382 of the Code.

ARTICLE IV
CONDITIONS TO MAKING OF THE LOANS

Section 4.01         Conditions to Initial Loans.  The obligation of Lender to make the initial Loans requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a)           Loan Documents.  All legal matters incident to this Agreement, the Loans made hereunder and the other Loan Documents shall be reasonably satisfactory to Lender, and there shall have been delivered to Lender an executed counterpart of each of the Loan Documents and the Perfection Certificate.  The Subsidiary Guarantors listed on Schedule 4.01(a) shall have executed joinders to the Loan Documents in form and substance satisfactory to Lender or shall have been dissolved pursuant to appropriate corporate action in their jurisdiction of formation.

(b)           Corporate Documents.  Lender shall have received:

(i)           a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the Loans made hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii)          a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State; and

(iii)         such other documents as Lender may request in its reasonable credit judgment in connection with information that develops, or the significance of which increases, between the date hereof and the Closing Date.

(c)           Officers’ Certificate.  Lender shall have received a certificate, dated the Closing Date and signed by the chief executive officer and the chief financial officer of Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01 and Section 4.02(b)-Section 4.02(d).

(d)           Tender Offer and Other Transactions, Etc.

(i)           Each of the Transaction Documents shall be in form and substance satisfactory to Lender, and shall be in full force and effect on the Closing Date.  The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms not approved by Lender.

(ii)          The Closing Warrant shall have been duly issued by Borrower to K Financing, LLC, the Investor Rights Agreement shall have been executed and delivered by the parties thereto, and the Warrant Issuance shall have otherwise been consummated in accordance with the terms thereof.

(iii)         Lender shall be reasonably satisfied with any changes to the capitalization, the terms and conditions of any equity arrangements and the corporate or other organizational structure of the Companies between the date hereof and the Closing Date.

(iv)         The Tender Offer shall have been consummated in accordance with the Schedule TO and Offer to Purchase (collectively, but excluding in each case any subsequent amendments, modifications or supplements thereto, the “Tender Offer Documents”), in the respective forms delivered by Borrower to Lender concurrently with Borrower’s execution and delivery hereof, to be filed by Borrower with the Securities and Exchange Commission at or before 5:00 p.m. (New York City time) on the first Business Day following the date hereof, or otherwise in a manner satisfactory to Lender in its sole discretion.

(v)          The Intercreditor Agreement and the amendments to the April 2009 Credit Facility and the September 2008 Credit Facility shall have been executed and delivered, shall be in full force and effect and shall otherwise be in form and substance reasonably satisfactory to Lender.

(vi)         Lender shall have received confirmation of the absence of any defaults or other event permitting the Indebtedness under any of the Existing Debt Agreements to be accelerated before the maturity thereof, in each case, in form and substance reasonably satisfactory to Lender.

(vii)        Lender shall have received a certificate, duly certified by Borrower’s Chief Executive Officer and Chief Financial Officer (and otherwise in form and substance satisfactory to Lender), to the effect that, as of the Closing Date, to Borrower’s knowledge (i) none of the net operating loss carryovers, capital loss carryovers or available tax credits set forth or required to be set forth in Schedule 3.23(a) are subject to any limitations under Sections 382 or 383 of the Code and (ii) Borrower’s available net operating loss carryovers under Section 172 of the Code, after giving effect to the Transactions, are sufficient and permitted to fully offset any cancellation of indebtedness income recognizable by Borrower under the Code as a result of the consummation of the Tender Offer and the transactions contemplated thereby.

(viii)       Borrower shall have executed and delivered to Platinum Equity Advisors, LLC a Corporate Advisory Services Agreement in the form attached hereto as Exhibit L-4.

(e)           Financial Statements; Projections.  Lenders shall have received and shall be satisfied with the form and substance of the financial statements described in Section 3.04 and with the forecasts of the financial performance of Borrower and its Subsidiaries.

(f)            Indebtedness and Minority Interests.  After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness or Preferred Stock other than (i) the Loans made hereunder, (ii) Indebtedness under the Existing Debt Agreements, (iii) the Indebtedness listed on Schedule 6.01(b) or expressly permitted to be incurred under Section 6.01 and (iv) Indebtedness owed to any Loan Party.

(g)           Opinions of Counsel.  Lender shall have received a favorable written opinion of (i) Kirkland & Ellis LLP, special counsel for the Loan Parties, substantially to the effect set forth in Exhibit J-1, (ii) each local and foreign counsel listed on Schedule 4.01(g), substantially to the effect set forth in Exhibit J-2, in each case (A) dated the Closing Date, (B) addressed to Lender and (C) covering such matters relating to the Loan Documents and the Transactions as Lender shall reasonably request, and

(iii) a copy of each legal opinion delivered under the other Transaction Documents, accompanied by reliance letters from the party delivering such opinion authorizing Lender to rely thereon as if such opinion were addressed to it.

(h)           Solvency Certificate and Other Reports.

(i)           Lender shall have received a solvency certificate in the form of Exhibit I, dated the Closing Date and signed by the chief financial officer of Borrower.

(ii)          Lender shall have received all other reports and opinions of appraisers, consultants or other advisors retained by them to review the business, operation or condition of the Companies giving effect to the Transactions, and shall be satisfied with such reports and opinions.

(i)            Legal Requirements.  Lender shall be satisfied that each Company, and the Transactions shall be in full compliance with all material Legal Requirements, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(j)            Consents.  Lender shall be satisfied that all requisite Governmental Authorities, equityholders and third parties shall have approved or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, individually or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

(k)           Litigation.  There shall not exist any claim, action, suit, investigation, litigation or proceeding pending or threatened by or before any court, or any governmental, administrative or regulatory agency or authority, domestic or foreign, that, in the opinion of Lender (a) has had or could reasonably be expected to have a Material Adverse Effect, (b) calls into question in any material respect the Projections or any of the material assumptions on which the Projections were prepared, or (c) the ability of any Company to perform its obligations under the Loan Documents or the Existing Debt Agreements.

(l)            Sources and Uses.  The sources and uses of the Loans shall be as set forth in Section 3.12.

(m)          Fees.  Lender shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including the premiums, survey charges and recording taxes and fees and the reasonable legal fees and expenses of Bingham McCutchen LLP, special counsel to Lender, and the reasonable fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(n)           Personal Property Requirements.  Lender shall have received:

(i)           all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii)          the Intercompany Note executed by and among the Companies, accompanied by an endorsement to the Intercompany Note in the form attached thereto, undated and endorsed in blank by each of the Loan Parties;

(iii)         all other certificates, agreements, including control agreements, or instruments necessary to perfect Lender’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts identified in Schedule 16 to the Perfection Certificate and all Investment Property of each Loan Party (as each such term is defined in, and to the extent required by, the Security Agreement);

(iv)         UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Legal Requirements in each jurisdiction as may be necessary or appropriate or, in the opinion of Lender, desirable to perfect the Liens created, or purported to be created, by the Security Documents;

(v)          certified copies, each as of a recent date, of (w) the UCC searches required to be attached as Exhibit 5 to the Perfection Certificate, (x) United States Patent and Trademark Office and United States Copyright Office searches with respect to each Company, (y) tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Company as debtor and that are filed in the state and county jurisdictions in which any Company is organized or maintains its principal place of business, and (z) such other searches that Lender deems necessary or appropriate;

(vi)         with respect to each location set forth on Schedule 4.01(n)(vi), a Landlord Access Agreement or Bailee Letter, as applicable; and

(vii)        evidence reasonably acceptable to Lender of payment or arrangements for payment by the Loan Parties of all applicable filing or recording taxes, fees, charges, costs and expenses required for the filing or recording of the Security Documents.

(o)           Real Property and Environmental Requirements.  Lender shall have received:

(i)           a Mortgage encumbering each Mortgaged Property in favor of Lender, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Legal Requirements, and such financing statements and any other instruments necessary to grant a mortgage Lien under the laws of any applicable jurisdiction, all of which shall be in form and substance satisfactory to Lender;

(ii)          with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by Lender in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iii)         with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 115% of the fair market value of such Mortgaged Property and fixtures, which fair market value is set forth on Schedule 4.01(o)(iii), which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be acceptable to Lender, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable Legal Requirements (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements as shall be reasonably requested by Lender (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions reasonably acceptable to Lender;

(iv)                              with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policies and endorsements contemplated above;

(v)                                 evidence reasonably acceptable to Lender of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;

(vi)                              with respect to each Real Property or Mortgaged Property, copies of all Leases in which any Loan Party holds the lessor’s interest or other agreements relating to possessory interests, if any.  To the extent any of the foregoing affect any Mortgaged Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be reasonably acceptable to Lender;

(vii)                           with respect to each Real Property or Mortgaged Property, each Loan Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Real Property or Mortgaged Property; and

(viii)                        Surveys with respect to each Mortgaged Property.

Notwithstanding the foregoing, for each Mortgaged Property located outside the United States, Borrower shall or shall cause the Foreign Subsidiary owner of such Mortgaged Property (i) to deliver or cause to be delivered (x) each mortgage, charge or other similar security instrument compatible with the laws of such Foreign Subsidiary’s jurisdiction (and in form and substance reasonably satisfactory to Lender) and (y) all non-U.S. law equivalent deliveries advised by local counsel to be obtained in connection therewith (such as environmental assessments, title insurance, surveys and similar items typically delivered to a U.S. commercial lender under a credit facility secured by Real Property in the United States), and (ii) to take all actions necessary or advisable in the opinion of local counsel to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such Security Document in accordance with all applicable Legal Requirements, including the filing of financing statements or similar collateral or security filings in such jurisdictions as may be necessary or advisable in the opinion of local counsel in such jurisdiction.

(p)                                 Insurance.  Lender shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security

Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name Lender as additional insured or loss payee, as applicable, in form and substance satisfactory to Lender.

(q)                                 [Reserved.]

Section 4.02                            Conditions to All Loans.  The obligation of Lender to make any Loan (including the initial Loans) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a)                                  Notice.  Lender shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03).

(b)                                 No Default.  At the time of and immediately after giving effect to the making of such Loan and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c)                                  Representations and Warranties.  Each of the representations and warranties made by any Loan Party set forth in Article III or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Loan is made with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation or warranty that is qualified as to materiality, whether by use of the phrase “Material Adverse Effect,” “material” or similar language, shall be true and correct in all respects on such respective dates.

(d)                                 No Legal Bar.  No Order of any Governmental Authority shall purport to restrain Lender from making any Loans to be made by it.  No injunction or other restraining Order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

Each of the delivery of a Borrowing Request and the acceptance by Borrower of the proceeds of such Loan shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Loan (both immediately before and after giving effect to such Loan and the application of the proceeds thereof) the conditions contained in this Section 4.02 have been satisfied.  Borrower shall provide such customary supporting material (including calculations in reasonable detail of the covenants in Section 6.10) as Lender may reasonably request to confirm that the conditions in this Section 4.02 have been satisfied.

ARTICLE V
AFFIRMATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with Lender that from and after the Closing Date and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, each Loan Party will, and will cause each of its Subsidiaries to:

Section 5.01                            Financial Statements, Reports, etc.  Furnish to Lender:

(a)                                  Annual Reports.  As soon as available and in any event within 90 days after the end of each fiscal year (but no later than the date on which Borrower would be required to file a Form 10-K under the Exchange Act if it were subject to Section 15 and 13(d) of the Exchange Act), (i) the consolidated balance sheet of Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out Borrower and its Subsidiaries), all prepared in accordance with Regulation S-X and accompanied by an opinion of KPMG LLP or other independent registered public accounting firm of recognized national standing reasonably satisfactory to Lender (which opinion shall not be qualified as to scope or contain any going concern qualification; provided that with respect to the audited financial statements for Borrower’s fiscal year ended March 31, 2009, such opinion may contain a going concern qualification, unless the inclusion of such opinion would give rise to a Default under Sections 8.01(f) or (p)), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year and budgeted amounts;

(b)                                 Quarterly Reports.  As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year (but no later than the date on which Borrower would be required to file a Form 10-Q under the Exchange Act if it were subject to Section 15 and 13(d) of the Exchange Act), (i) the consolidated balance sheet of Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out Borrower and its Subsidiaries), all prepared in accordance with Regulation S-X and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section 5.01, subject to normal year-end audit adjustments and the absence of footnotes and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts;

(c)                                  Monthly Reports.  (i) Within twenty-one (21) days after the end of each month, the consolidated balance sheet of Borrower as of the end of such month and the related consolidated statement of income of Borrower for such month and for the then elapsed portion of the fiscal year, and a report detailing Capital Expenditures, proceeds from sales of assets (excluding sales of inventory in the ordinary course of business), income tax payments and principal payments in respect of Indebtedness, in comparative form with the then-current budget for such periods, accompanied by a certificate of a Financial Officer stating that such financial statement and report fairly present, in all material respects, the consolidated results of operations and the above-specified cash flow items of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; and (ii) within fifteen (15) days after the end of each month (and at any other time requested by Lender, the Loan Parties’ internal weekly working capital report), an Advance Availability and Working Capital Certificate in the form of Exhibit M, prepared in good faith by the Loan Parties and based upon accounting principles consistent with Borrower’s historical audited financial statements, along with all supporting material reasonably requested by Lender.

(d)                                 Financial Officer’s Certificate.  (i) Concurrently with any delivery of financial statements under Section 5.01(a), Section 5.01(b) or Section 5.01(c) above, a Compliance Certificate certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and (ii) concurrently with any delivery of financial statements under Section 5.01(a) or Section 5.01(b) above, a Compliance Certificate setting forth computations in reasonable detail satisfactory to Lender demonstrating compliance with the covenants contained in Section 6.10 and, in the case of Section 5.01(a) above, setting forth Borrower’s calculation of Excess Cash Flow;

(e)                                  [Reserved.]

(f)                                    Public Reports.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements, notices and other materials or information filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(g)                                 Management Letters.  Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(h)                                 Budgets.  Prior to the first day of each fiscal year of Borrower, a budget in form reasonably satisfactory to Lender (including budgeted statements of income for each of Borrower’s business units and sources and uses of cash and balance sheets) prepared by Borrower for (i) each fiscal month of such fiscal year prepared in detail and (ii) each quarter in the two years immediately following such fiscal year prepared in summary form, in each case, of Borrower and its Subsidiaries, with appropriate presentation and discussion of the assumptions contained therein (which assumptions are believed by the Loan Parties on the date hereof and the Closing Date to be reasonable, and for any delivery after the Closing Date are believed by the Loan Parties to be reasonable as of such date of delivery), accompanied by a certificate of a Financial Officer of Borrower that such budget was prepared in accordance with accounting principles consistent with Borrower’s historical audited financial statements.

(i)                                     Organization.  Within 30 days after the close of each fiscal year of Borrower, Borrower shall deliver an accurate and complete organization chart showing the ownership structure of the Companies as of the last day of such fiscal year, or confirm that there are no changes to Schedule 3.07(c);

(j)                                     Organizational Documents.  (i) Promptly copies of any Organizational Documents that have been amended or modified in a manner that is, or could reasonably be expected to be, adverse in any material respects to Lender, and (ii) a copy of any notice of default given or received by any Company under any Organizational Document within 15 days after such Company gives or receives such notice; and

(k)                                  Other Information.  Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, or the environmental condition of any Real Property, as Lender may reasonably request.

Section 5.02                            Litigation and Other Notices.  Furnish to Lender written notice of the following promptly (and, in any event, within five (5) Business Days following any Responsible Officer of Borrower obtaining knowledge of the occurrence thereof):

(a)                                  any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)                                 the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity or otherwise by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect, (ii) with respect to any Loan Document or (iii) with respect to any of the other Transactions;

(c)                                  any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(d)                                 the occurrence of a Casualty Event in excess of $1,000,000 (whether or not covered by insurance);

(e)                                  the receipt by any Company of any notice of any Environmental Claim or violation of Environmental Law or potential liability under Environmental Law, or knowledge by any Company that there exists a condition that would reasonably be expected to result in an Environmental Claim or a violation of or liability under, any Environmental Law; except for Environmental Claims, violations and liabilities the consequence of which, in the aggregate, would not be reasonably likely to subject the Companies collectively to liabilities exceeding $1,000,000; and

(f)                                    (i) the incurrence of any Lien (other than Permitted Liens) on, or claim asserted against all or any substantial portion of the Collateral or (ii) the occurrence of any other event which could materially adversely affect the value of the Collateral in the aggregate.

Section 5.03                            Existence; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06.

(b)                                 Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names necessary to the conduct of its business, except as otherwise expressly permitted under Section 6.05 or Section 6.06; maintain and operate such business in substantially the manner in which it is conducted and operated on the Closing Date; comply with all applicable Legal Requirements (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and Orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply with such Legal Requirements could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases and Transaction Documents (other than the Loan Documents) except where the failure to perform such obligations could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Loan Documents; and at all times maintain, preserve and protect all property necessary to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business and loss from casualty or condemnation) and from time to time make, or cause to be made, all necessary and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) dispositions of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any Intellectual Property that such Company reasonably determines is not useful to its businesses or no longer commercially desirable.

Section 5.04                            Insurance.  (a)  Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance and such other insurance as may be required by any Legal Requirement and (vi) such other insurance against risks as Lender may from time to time require in its reasonable credit judgment (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to Lender); provided that with respect to physical hazard insurance, (x) neither Lender nor the applicable Company shall agree to the adjustment of any claim thereunder without the consent of the other (such consent not to be unreasonably conditioned, withheld or delayed), and (y) no consent of any Company shall be required during an Event of Default.

(b)                                 All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 15 days after receipt by Lender of written notice thereof, (ii) name Lender as mortgagee (in the case of property insurance) or additional insured (in the case of liability insurance) or loss payee (in the case of casualty insurance), as applicable, (iii) if reasonably requested by Lender, include a breach of warranty clause and (iv) be reasonably satisfactory in all other material respects to Lender.

(c)                                  Notify Lender immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly (and, in any event, within three (3) Business Days of receipt thereof) deliver to Lender a duplicate original copy of such policy or policies.

(d)                                 With respect to each Mortgaged Property, obtain flood insurance in such total amount as Lender may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(e)                                  Upon Lender’s request, which request shall be made no more than once per fiscal year of Borrower, deliver to Lender a report of a reputable insurance broker summarizing the Companies’ insurance coverages in reasonable detail (including coverage and deductible amounts, principal exclusions, and other similarly material terms).

(f)                                    No Loan Party that is an owner of any Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could reasonably be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise use commercially reasonable efforts to comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to Lender, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

Section 5.05                            Obligations and Taxes.  (a)  Pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, would reasonably be expected to give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien.

(b)                                 Timely and correctly in all material respects file all Tax Returns required to be filed by it.

(c)                                  Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.  In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify Lender thereof.

Section 5.06                            Employee Benefits.  (a)  Comply in all respects with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code, with respect to all Employee Benefit Plans and Foreign Plans, except for such noncompliance as could not reasonably be expected to result in a Material Adverse Effect; and

(b)                                 furnish to Lender (x) as soon as possible after, and in any event within five (5) Business Days after any Responsible Officer of any Company or any ERISA Affiliate of any Company knows or has reason to know that: (i) any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $1,000,000 or the imposition of a Lien on the assets of any Company, or (ii) any other event or events have occurred with respect to an Employee Benefit Plan or Foreign Plan which alone or together could reasonably be expected in a Material Adverse Effect, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event, Lien or other event or events and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by Lender, copies of (i) annual report (Form 5500 Series) filed by any Company or any of its ERISA Affiliates with the Employee Benefits Security Administration with respect to each Employee Benefit Plan; (ii) the most recent actuarial valuation report for each Pension Plan and for each Foreign Plan, to the extent such an actuarial report has been prepared, for which benefits are paid from a trust or segregated account; (iii) all notices received by any Company or any of its ERISA Affiliates from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other information, documents or governmental reports or filings relating to any Employee Benefit Plan or Foreign Plan as Lender shall reasonably request.

Section 5.07                            Maintaining Records; Access to Properties and Inspections; Annual Meetings.  (a)  Keep proper books of record and account in which full, true and correct entries in material conformity with GAAP and all Legal Requirements are made of all dealings and transactions in relation to its business and activities.  Each Company will permit any representatives designated by Lender to visit and inspect the financial records and the property of such Company at reasonable times no more than once per fiscal quarter of Borrower, unless an Event of Default shall have occurred and be continuing, and to make extracts from and copies of such financial records, and permit any representatives designated by Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including, with notice to Borrower and an opportunity to participate so long as no Event of Default shall have occurred and be continuing, Borrower’s independent accountants).

(b)                                 Within 120 days after the close of each fiscal year of the Companies, at the request of Lender, hold a meeting (at a mutually agreeable location and time or, at the option of Lender, a conference call) at which meeting or conference call shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.

Section 5.08                            Use of Proceeds.  Use the proceeds of the Loans only for the purposes set forth in Section 3.12, including, with respect to Line of Credit Loans, Schedule 3.12 hereto.

Section 5.09                            Compliance with Environmental Laws; Environmental Reports.  (a)  Comply, and cause all lessees and other persons occupying Real Property or facility owned, operated or leased by any Company to comply with all Environmental Laws and Environmental Permits applicable to its operations and to such Real Property or facility; obtain and maintain in full force and effect all Environmental Permits applicable to its operations and such Real Property or facility; and conduct all Responses required by any Governmental Authority or under any applicable Environmental Laws, and in accordance with, the requirements of any Governmental Authority and applicable Environmental Laws; except for such failure to comply with the foregoing as would not reasonably be expected to result in a loss to the condition (financial or otherwise), results of operations, assets, properties, solvency, business, prospects or value of the Companies, individually or in the aggregate, in excess of $3,000,000.

(b)                                 Do or cause to be done all things necessary to prevent any  Release of Hazardous Materials in, on, under, at, to or from any Real Property or facility owned, leased or operated by any of the Companies except in  compliance with applicable Environmental Laws or an Environmental Permit, and ensure that there shall be no Hazardous Materials in, on, under or from any Real Property or facility owned, leased or operated by any of the Companies except those that are used, stored, handled and managed in compliance with applicable Environmental Laws; except for such failure to comply with the foregoing as would not reasonably be expected to result in a loss to the condition (financial or otherwise), results of operations, assets, properties, solvency, business, prospects or value of the Companies, individually or in the aggregate, in excess of $3,000,000.

(c)                                  Undertake all actions, including Response actions, necessary, at the sole cost and expense of Borrower, (i) to address any Release of Hazardous Materials on, at, under, from or onto any Real Property or facility owned, leased or operated by any of the Companies or their predecessors in interest as required of Borrower pursuant to applicable Environmental Law or the requirements of any Governmental Authority and to share with Lender all data information and reports generated or prepared in connection therewith; (ii) to keep any Real Property or facility currently owned by any of the Companies free and clear of all Liens and other encumbrances pursuant to any Environmental Law, whether due to any act or omission of any Company or any other person; (iii) to promptly notify Lender in writing upon learning of: (1) any Release or threatened Release of Hazardous Materials in, on, under, at, from or migrating to any Real Property or facility owned, leased or operated by any of the Companies, except those that are pursuant to and in material compliance with Environmental Law or the terms and conditions of an Environmental Permit, (2) any non-compliance with, or violation of, any Environmental Law applicable to any Company, any Company’s business and any Real Property or facility currently owned, leased or operated by any of the Companies, (3) any Lien pursuant to Environmental Law imposed on any Real Property currently owned, leased or operated by any of the Companies, (4) any investigation or remediation of any Real Property or facility owned, leased or operated by any of the Companies required to be undertaken pursuant to Environmental Law, and (5) any written notice or other written communication received by any Company from any person or Governmental Authority relating to any Environmental Claim or liability or potential liability of any Company pursuant to any Environmental Law; except for such failure to undertake such actions or make such written notification to Lender as would not reasonably be expected to result in a loss to the condition (financial or otherwise), results of operations, assets, properties, solvency, business, prospects or value of the Companies, individually or in the aggregate, in excess of $3,000,000; and (iv) with respect to any environmental conditions for which such notification is given pursuant to (iii) above, to address any environmental condition relating to any Company, any Company’s business or to any Real Property or facility, owned, leased or operated by any of the Companies or their predecessors in interest pursuant to any reasonable written request of Lender, and share with Lender all data, information and reports generated or prepared in connection therewith

(d)                                 Diligently pursue and use best efforts to cause any person with an indemnity, contribution or other obligation to any of the Companies relating to compliance with or liability under Environmental Law to satisfy such obligations in full and in a timely manner, except for such failure to satisfy such obligation as would not reasonably be expected to result in a loss to the condition (financial or otherwise), results of operations, assets, properties, solvency, business, prospects or value of the Companies, individually or in the aggregate, in excess of $3,000,000.

(e)                                  Shall not amend in any way or waive any or all of the material rights it may have under any other agreement pursuant to which there are indemnity, contribution, statutory rights or other obligation to any of the Companies relating to compliance with or liability under Environmental Law, without the prior written consent of Lender, except for such waiver as would not reasonably be expected to result in a loss to the condition (financial or otherwise), results of operations, assets, properties, solvency, business, prospects or value of the Companies, individually or in the aggregate, in excess of $3,000,000; provided, however, that any such waiver shall be in writing, a copy of which shall be provided to Lender within thirty (30) days of execution.

(f)                                    At any time Lender has a reasonable basis to conclude that Borrower has materially breached a provision in this Agreement relating to Environmental Laws or that a release of Hazardous Materials has occurred at any of the Real Property or facility currently owned, leased, or operated by the Companies that would reasonably be expected to result in a loss to the condition (financial or otherwise), results of operations, assets, properties, solvency, business, prospects or value of the Companies, individually or in the aggregate, in excess of $3,000,000, Borrower shall, within 30 days following a written request of Lender, provide Lender with a Phase I, Phase II or other appropriate environmental assessment or investigation of the currently owned, leased or operated subject Real Property or facility, prepared by an environmental consulting firm, and in form and substance, reasonably acceptable to Lender.  If a Default caused by reason of a breach of Section 3.18 or this Section 5.09 shall (x) have occurred and is not reasonably curable within 30 days or (y) be continuing for more than 30 days without the Companies commencing activities reasonably likely to cure such Default, the Companies shall, at the written request of Lender, (i) provide to Lender within 30 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, any soil and/or groundwater sampling, prepared by a nationally recognized environmental consulting firm reasonably acceptable to Lender and in the form and substance reasonably acceptable to Lender and evaluating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them; (ii) promptly undertake all actions required by applicable Environmental Law to address any non-compliance with or violation of Environmental Law; (iii) promptly undertake all Response actions required to address any recognized environmental conditions identified in the environmental assessment report to the reasonable satisfaction of Lender; and (iv) permit Lender and its representatives to have reasonable access to all Real Property and all facilities owned, leased or operated by any of the Companies which are the subject of such Default for the purpose of conducting such environmental audits and testing as Lender deems appropriate, including subsurface sampling of soil and groundwater, all of which shall be at Borrower’s cost.

Section 5.10                            Additional Collateral; Additional Guarantors.  (a)  Subject to this Section 5.10, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject (but, in any event, excluding any Equity Interest of a Foreign Subsidiary not required to be pledged pursuant to the last sentence of Section 5.10(b)), promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to Lender such amendments or supplements to the relevant Security Documents or such other documents as Lender shall deem necessary or advisable to grant to Lender a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by Lender.  Borrower shall otherwise take such actions and execute and/or deliver to Lender such documents as Lender shall require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.

(b)                                 With respect to any person that is or becomes a Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within 30 days after such person becomes a Subsidiary) (i) deliver to Lender the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (A) to execute a Joinder Agreement to become a Subsidiary Guarantor and a Pledgor or, in the case of a Foreign Subsidiary, execute a security document compatible with the laws of such Foreign Subsidiary’s jurisdiction (and in form and substance reasonably satisfactory to Lender) to cause such Subsidiary to become a Guarantor and a Pledgor, and (B) to take all actions necessary or reasonably advisable in the opinion of Lender to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such Security Document in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by Lender.  Notwithstanding the foregoing, no Foreign Subsidiary shall be required to take the actions specified in clause (ii) of the preceding sentence, if, in the case of either sub-clause (A) or (B) of such clause (ii), doing so would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, which investment would or could reasonably be expected to trigger a material increase in the net income of a United States shareholder of such Subsidiary pursuant to Section 951 (or a successor provision) of the Code, as reasonably determined by Lender (or a material decrease in the amount of net operating loss carryovers under Section 172 of the Code, the amount of capital loss carryovers under Section 1212 of the Code or the amount of unused tax credits); provided that such exceptions shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 66% of the total voting power of all outstanding Voting Stock of such Subsidiary, (B) 100% of the Equity Interests of KEMET de Mexico, S.A. de C. V., (C) 100% of the Equity Interests of any entity which ceases to be a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code), and (D) 100% of the

Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.10(b).

(c)                                  With respect to any person that is or becomes a Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within 30 days after such person becomes a Subsidiary) execute and deliver to Lender (i) a counterpart to the Intercompany Note and (ii) if such Subsidiary is a Loan Party, an endorsement to the Intercompany Note (undated and endorsed in blank) in the form attached thereto, endorsed by such Subsidiary.

(d)                                 Promptly grant to Lender (and in any event within 45 days of the acquisition thereof) a security interest in and Mortgage on (i) each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $250,000, and (ii) unless Lender otherwise consents, each leased Real Property of such Loan Party which lease individually has a fair market value of at least $250,000, in each case, as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02).  Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to Lender and shall constitute valid and enforceable perfected first priority Liens subject only to Permitted Liens.  The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by applicable Legal Requirements to establish, perfect, preserve and protect the Liens in favor of Lender required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Such Loan Party shall otherwise take such actions and execute and/or deliver to Lender such documents as Lender shall reasonably require to confirm the validity, enforceability, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to Lender) in respect of such Mortgage).

Section 5.11         Security Interests; Further Assurances.  (a)  Promptly, upon the reasonable request of Lender, at the Companies’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by Lender reasonably necessary or desirable for the continued validity, enforceability, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith.

(b)                                 Deliver or cause to be delivered to Lender from time to time such other documentation, consents, authorizations, approvals and Orders in form and substance reasonably satisfactory to Lender as Lender shall reasonably deem necessary or advisable to perfect or maintain the validity, enforceability, perfection and priority of the Liens on the Collateral pursuant to the Security Documents.

(c)                                  Upon the exercise by Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that Lender may require.

(d)                                 If Lender determines that it is required by any Legal Requirements to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to Lender appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to Lender.

Section 5.12         Information Regarding Collateral.  (a)  Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any (except as may be required by applicable Legal Requirements, in which case, Borrower shall promptly notify Lender of such change), or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given Lender not less than 10 days’ prior written notice (in the form of an Officers’ Certificate) of its intention so to do, clearly describing such change and providing such other information in connection therewith as Lender may reasonably request and (B) it shall have taken all action reasonably satisfactory to Lender to maintain the validity, enforceability, perfection and priority of the security interest of Lender in the Collateral, if applicable.  Each Loan Party shall promptly provide Lender with certified Organizational Documents reflecting any of the changes described in the preceding sentence.  Each Loan Party shall promptly notify Lender of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property subject to a Landlord Access Agreement.

(b)                                 Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to Lender a Perfection Certificate Supplement.

Section 5.13         Maintenance of Corporate Separateness.  Satisfy in all material respects, customary corporate, limited liability company or other like formalities, including the maintenance of organizational and business records.  No Company shall make any payment to a creditor of another Company (in its capacity as a creditor of another Company) (other than pursuant to a guarantee by the first Company permitted under Section 6.01) in respect of any liability of such other Company, and no bank account of any Company shall be commingled with any bank account of any other Company.  No Company shall take any action, or conduct its affairs in a manner, that is reasonably likely to result in the organizational existence of such Company, or any other Company, being ignored, or in the assets and liabilities of any Company being substantively consolidated with those of any other Company in a bankruptcy, reorganization or other insolvency proceeding.

Section 5.14         Tender Offer.  At or before 10:00 a.m. (New York City time) on the first Business Day following the date hereof, Borrower shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Tender Offer (or shall amend the terms of its tender offer commenced on May 5, 2009 with respect to the Convertible Notes) pursuant to which Borrower will offer to acquire all of the outstanding Convertible Notes, at a price and with a minimum tender condition such that at least $122,500,000 in aggregate principal amount of Convertible Notes (representing seventy percent (70%) of the outstanding Convertible Notes) are purchased in the Tender Offer for an aggregate purchase price (excluding the payment of accrued and unpaid interest on the purchased Convertible Notes) of no more than $70,000,000 (assuming 100% of the outstanding Convertible Notes are purchased), and on such other terms and conditions that are mutually satisfactory to Borrower and Lender, as set forth in the Tender Offer Documents; provided that, if necessary to purchase all of the Convertible Notes validly tendered in the Tender Offer on the terms set forth therein, Borrower shall use up to $9,750,000 of its available unrestricted cash to complete the Tender Offer if the proceeds of the Term Loan are insufficient to do so.  In connection with the Tender Offer, Borrower shall file such documents as may be required pursuant to the rules and regulations of the U.S. Securities and Exchange Commission, and shall take all such other actions as may be necessary to maintain Borrower’s compliance with applicable Legal Requirements in connection with the Tender Offer.

Section 5.15         Post-Closing Obligations.  Borrower shall cause, with respect to each Mortgaged Property or Real Property in which Lender intends to take a Mortgage, an environmental assessment prepared by any environmental consultant, and in form and substance, reasonably satisfactory to Lender, to be delivered to Lender within ninety (90) days after the Closing Date that does not disclose any material Environmental Claims or any facts, circumstances or conditions that would reasonably be expected to give rise to a material Environmental Claim.

ARTICLE VI
NEGATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with Lender that, from and after the Closing Date and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts due and payable under any Loan Document have been paid in full, no Loan Party will, nor will they cause or permit any Subsidiaries to:

Section 6.01         Indebtedness.  Without the consent of Lender incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except, without duplication:

(a)          Indebtedness incurred under this Agreement and the other Loan Documents;

(b)          Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b);

(c)          unsecured (except to the extent permitted under Section 6.02(p)) Indebtedness under Hedging Obligations that are designed to protect against fluctuations in interest rates, foreign currency exchange rates or commodity prices, in each case entered into in the ordinary course of business and not for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d)          Indebtedness permitted by Section 6.04;

(e)          Indebtedness of Borrower and its Subsidiaries in respect of Purchase Money Obligations and Capital Lease Obligations in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(f)           (i) Indebtedness in respect of bid, performance or surety bonds issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed) and (ii) Indebtedness with respect to letters of credit issued on behalf of any Company supporting obligations incurred in the ordinary course of business, in an aggregate amount under the clause (f) not to exceed $2,500,000 at any time outstanding;

(g)          Contingent Obligations of any Company in respect of Indebtedness otherwise permitted under this Section 6.01;

(h)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(i)           Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j)           Indebtedness of Borrower and its Subsidiaries in an aggregate amount not to exceed $2,500,000 at any time outstanding; and

(k)          Indebtedness which represents a refinancing or renewal of any of the Indebtedness described in clauses (b) and (e); provided that (A) any such refinancing Indebtedness is in an aggregate principal amount (or aggregate amount, as applicable) not greater than the aggregate principal amount (or aggregate amount, as applicable) of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life to maturity than the Indebtedness being renewed or refinanced, and (C) the covenants, events of default, subordination (including lien subordination) and other terms, conditions and provisions thereof (including any guarantees thereof or security documents in respect thereof) shall be, in the aggregate, no less favorable to Lender than those contained in the Indebtedness being renewed or refinanced.

Section 6.02         Liens.  Without the consent of Lender create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a)          inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b)          Liens in respect of property of any Company imposed by law or contract, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(c)           any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(k)(A), does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d)          any Lien listed as an exception on any Title Policy and approved by Lender, together with any other easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property;

(e)          Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(f)           Liens (other than any Lien imposed by ERISA) (x) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred, escrows entered into or deposits or advances made in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of Indebtedness) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings or Orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) to the extent such Liens are not imposed by Legal Requirements, such Liens shall in no event encumber any property other than cash and Cash Equivalents;

(g)          Leases, licenses or sublicenses of the properties of any Company, in each case entered into in the ordinary course of such Company’s business so long as such Leases, licenses or sublicenses do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(h)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(i)           Liens securing Indebtedness incurred pursuant to Section 6.01(e), provided that (i) any such Liens attach only to the property being financed pursuant to such Indebtedness and (ii) do not encumber any other property of any Company;

(j)           bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of applicable Legal Requirements, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k)          Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder; provided that such Liens (i) do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon), (ii) are no more favorable to the lienholders than such existing Liens and (iii) are not created in anticipation or contemplation of such acquisition, merger or consolidation;

(l)           Liens granted pursuant to the Security Documents to secure the Obligations;

(m)         licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(n)          the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(o)          Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC covering only the items being collected upon;

(p)          Liens in an aggregate amount not to exceed $2,500,000 of cash collateral securing (x) letters of credit supporting obligations of any Company incurred in accordance with Section 6.01(f)(ii) or (y) Hedging Obligations permitted under Section 6.01(c);

(q)          nonconsensual Liens securing obligations in an aggregate amount not to exceed $500,000 at any time outstanding; provided that Borrower or such other applicable Loan Party is actively contesting in good faith any such Lien or taking such other action to either pay or have eliminated the obligations purportedly secured by any such Lien; and

(r)           Liens granted by a Company in favor of a Loan Party in respect of Indebtedness owed by such Company to such Loan Party; provided that such Indebtedness is (i) evidenced by the Intercompany Note and (ii) pledged by such Loan Party as Collateral pursuant to the Security Documents.

Section 6.03         Sale and Leaseback Transactions.  Without the consent of Lender, enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”).

Section 6.04         Investments, Loans and Advances.  Without the consent of Lender, directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract or make any Acquisition (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a)          the Companies may consummate the Transactions in accordance with the provisions of the Transaction Documents;

(b)          Investments outstanding on the Closing Date and identified on Schedule 6.04(b);

(c)          the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business, (ii) invest in, acquire and hold cash, Cash Equivalents and deposit accounts, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other deposits, prepayments and advances and enter into escrows in the ordinary course of business, including deposits, advances and escrows permitted pursuant to Section 6.02(f) and Section 6.02(p);

(d)          Hedging Obligations permitted pursuant to Section 6.01(c);

(e)          advances to directors, employees and officers of Borrower and the Subsidiaries for bona fide business purposes in aggregate amount not to exceed $100,000 (excluding any such advances pursuant to the Companies’ written relocation program as currently in effect, applied consistently with historical practice, which shall not be subject to the $100,000 limit) at any time outstanding; provided that no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

(f)           Investments by (i) Borrower in any Subsidiary Guarantor, (ii) any Company in Borrower or any Subsidiary Guarantor, (iii) a Subsidiary of Borrower that is not a Subsidiary Guarantor in any other Subsidiary of Borrower that is not a Subsidiary Guarantor and (iv) Borrower or any Subsidiary Guarantor in any other Subsidiary of Borrower that is not a Subsidiary Guarantor (x) with respect to Subsidiaries existing on the Closing Date and that are organized, domiciled or conduct substantial business operations in the European Union, consistent with past practice based upon the then-current twelve-week cash balance forecast, in an aggregate amount (such amount to be increased by any dividends from such Subsidiaries to or Investments by such Subsidiaries in Borrower or any Subsidiary Guarantor after the Closing Date) after the date hereof not to exceed $10,000,000 and (y) with respect to all other Subsidiaries of Borrower that are not Subsidiary Guarantors in an aggregate amount (such amount to be increased by any dividends from such Subsidiaries to or Investments by such Subsidiaries in Borrower or any Subsidiary Guarantor after the Closing Date) after the date hereof not to exceed $2,000,000;

(g)          Investments in trade creditors or customers in the ordinary course of business that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h)          mergers and consolidations in compliance with Section 6.05;

(i)           Investments made by Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

(j)           Capital Expenditures by Borrower and the Subsidiaries shall be permitted to the extent permitted by Section 6.10;

(k)          purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(l)           leases or licenses of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(m)         Investments made by Borrower and its Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding; and

(n)          Dividends in compliance with Section 6.08;

provided that the Lien on and security interest in such property granted or to be granted in favor of Lender under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.09(a) or Section 5.11, as applicable.

Section 6.05         Mergers and Consolidations.  Without the consent of Lender, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, except that the following shall be permitted:

(a)          the Transactions as contemplated by the Transaction Documents;

(b)          dispositions of property in compliance with Section 6.06;

(c)          any solvent Company (other than Borrower) may merge or consolidate with or into Borrower or any Subsidiary Guarantor (as long as Borrower or a Subsidiary Guarantor is the surviving person in such merger or consolidation and, in the case of any Subsidiary Guarantor, remains a Wholly Owned Subsidiary of Borrower); provided that the Lien on and security interest in such property granted or to be granted in favor of Lender under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.09(a) or Section 5.11, as applicable; and

(d)          any Subsidiary may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up is not disadvantageous to Lender in any material respect.

To the extent Lender waives the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Company or any Affiliate thereof) shall be sold free and clear of the Liens created by the Security Documents, and Lender shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.06         Asset Sales.  Without the consent of Lender, effect any disposition of any property, except that the following shall be permitted:

(a)          dispositions of used, worn out, obsolete or surplus property by Borrower or any of its Subsidiaries in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable good faith judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b)          other dispositions of property; provided that (i) the aggregate consideration received in respect of all dispositions of property pursuant to this clause (b) shall not exceed $5,000,000 in any four consecutive fiscal quarters of Borrower, but, in any event, shall not exceed $2,500,000 with respect to any single disposition of property, (ii) such dispositions of property are made for fair market value, and (iii) at least 85% of the consideration payable in respect of such disposition of property is in the form of cash or Cash Equivalents;

(c)          leases, subleases, licenses or sublicenses of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(d)          the Transactions as contemplated by the Transaction Documents;

(e)          Investments in compliance with Section 6.04;

(f)           mergers and consolidations in compliance with Section 6.05;

(g)          Dividends in compliance with Section 6.08;

(h)          sales of inventory in the ordinary course of business and dispositions of cash and Cash Equivalents in the ordinary course of business;

(i)           any disposition of property that does not constitute an Asset Sale;

(j)           any disposition of property set forth on Schedule 6.06; and

(k)          any disposition of property that constitutes a Casualty Event.

To the extent Lender waives the provisions of this Section 6.06, with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Company or any Affiliate thereof) shall be sold free and clear of the Liens created by the Security Documents, and Lender shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.07         [Reserved.].

Section 6.08         Dividends.  Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that Dividends by any Company that is a Wholly Owned Subsidiary of Borrower to Borrower or to any Subsidiary Guarantor that is a Wholly Owned Subsidiary of Borrower shall be permitted.

Section 6.09         Transactions with Affiliates.  Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and one or more Subsidiary Guarantors), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a)          Dividends permitted by Section 6.08;

(b)          Investments permitted by Section 6.04(e) and Section 6.04(f);

(c)          reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the applicable Company;

(d)          reimbursement of reasonable out-of-pocket expenses of executive officers and directors, consistent with Borrower’s historical practice; and

(e)          the Transactions as contemplated by the Transaction Documents.

Section 6.10         Financial Covenants           Minimum Consolidated EBITDA.  Permit Consolidated EBITDA, as of the last day of any Test Period set forth in the table below, to be less than the amount set forth opposite such Test Period in the table below:

Test Period End Date	Amount

June 30, 2009	$0
September 30, 2009	$8,500,000
December 31, 2009	$18,500,000
March 31, 2010	$35,500,000
June 30, 2010	$50,500,000
September 30, 2010	$57,000,000
December 31, 2010	$67,000,000
March 31, 2011	$70,000,000
June 30, 2011	$75,000,000
September 30, 2011, and each March 31, June 30 and September 30 and December 31 thereafter	$80,000,000

(b)          Minimum Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio, as of the last day of any Test Period set forth in the table below, to be less than the ratio set forth opposite such Test Period in the table below:

Test Period End Date	Fixed Charge Coverage Ratio

September 30, 2009, and each March 31, June 30 and September 30 and December 31 thereafter	1.0 to 1.0

(c)          Limitation on Capital Expenditures.  Permit the aggregate amount of Capital Expenditures made in any Test Period set forth below, to exceed the amount set forth opposite such Test Period below:

Period	Capital Expenditure Amount

March 31, 2010	$14,000,000
March 31, 2011	$25,000,000
March 31, 2012, and each March 31 thereafter	$30,000,000

provided, however, that (i) if the aggregate amount of Capital Expenditures made in any fiscal year shall be less than the maximum amount of Capital Expenditures permitted under this Section 6.10(c) for such fiscal year (before giving effect to any carryover), then an amount of such shortfall not exceeding 50% of such maximum amount may be added to the amount of Capital Expenditures permitted under this Section 6.10(c) for the immediately succeeding (but not any other) fiscal year, and (ii) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any carryover.)

Section 6.11                            Prepayments of Other Indebtedness; Modifications of Organizational Documents, Transaction Documents and Certain Other Documents, Etc..  Without the consent of Lender, directly or indirectly:

(a)                                  make any voluntary or optional payment or prepayment on or voluntary or optional redemption or acquisition for value of, any Indebtedness, including Indebtedness outstanding under the Existing Debt Agreements, other than intercompany Indebtedness, to the extent that such prepayment would not result in any violation or Default hereunder;

(b)                                 amend or modify, or permit the amendment or modification of, any provision of (x) the agreements described in clauses (i), (ii), (iii), (iv), (v) and (ix) of the definition of “Existing Debt Agreements” and the documents executed in connection therewith, and any future amendments or modifications thereof, and (y) with respect to any other Existing Debt Agreement, in any manner that is prohibited under the Intercreditor Agreement;

(c)                                  amend or modify, or permit the amendment or modification of, any provision of any Transaction Document in any manner that is, or could reasonably be expected to be, adverse in any material respect to the interests of Lender; or

(d)                                 terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not, and could not reasonably be expected to be, adverse in any material respect to the interests of Lender.

Section 6.12                            Limitation on Certain Restrictions on Subsidiaries.  Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of any Subsidiary to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by any Company, or pay any Indebtedness owed to any Company, (ii) make loans or advances to any Company or (iii) transfer any of its properties to any Company, except for such encumbrances, restrictions or conditions existing under or by reason of:

(a)                                  applicable mandatory Legal Requirements;

(b)                                 (x) this Agreement and the other Loan Documents, (y) the Existing Debt Agreements as in effect on the Closing Date and (z) with respect to clause (iii) above, covenants in documents creating Liens permitted by Section 6.02(i) prohibiting or restricting the transfer of the properties encumbered thereby;

(c)                                  customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary;

(d)                                 customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business;

(e)                                  customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided that (i) such restrictions and conditions apply only to the property to be sold, and (ii) such sale is permitted hereunder; and

(f)                                    any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (b)(y) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Section 6.13                            Limitation on Issuance of Capital Stock.  With respect to Borrower or any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into or exchangeable for, any Equity Interest, except, but only to the extent issued on or after the Closing Date, (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Subsidiaries in any class of the Equity Interests of such Subsidiary; (ii) Subsidiaries of Borrower formed or acquired after the Closing Date may issue Equity Interests to Borrower or the Wholly Owned Subsidiary of Borrower which is to own such Equity Interests; and (iii) the Closing Warrant.  All Equity Interests issued in accordance with this Section 6.13 shall, to the extent required by Section 5.10 and Section 5.11 or any Security Document, be delivered to Lender for pledge pursuant to the applicable Security Document.

Section 6.14                            Business.  With respect to Borrower and its Subsidiaries, engage (directly or indirectly) in any businesses other than those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date (or which are substantially related thereto or are reasonable extensions thereof).

Section 6.15                            Limitation on Accounting Changes.  Make or permit, any change in accounting policies or reporting practices, without the consent of Lender, which consent shall not be unreasonably withheld, except changes that are required by GAAP.

Section 6.16                            Fiscal Year.  Change its fiscal year-end to a date other than March 31.

Section 6.17                            Lease Obligations.  Create, incur, assume or suffer to exist any obligations as lessee (including pursuant to a Sale and Leaseback Transaction) under an operating lease for real or personal property of any kind under leases or agreements to rent or lease having an original term of one year or more that would cause the annual direct and contingent liabilities of Borrower and its Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed by more than $2,500,000 the annual amount of such obligations as in effect on the Closing Date.

Section 6.18                            No Further Negative Pledge.  Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Company to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (1) this Agreement, the other Loan Documents and the Existing Debt Agreements (including any permitted refinancings thereof); (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; and (3) any prohibition or limitation that (a) exists pursuant to applicable Legal Requirements, or (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided that (i) such restrictions apply only to the property to be sold, and (ii) such sale is permitted hereunder, or (c) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or one of its Subsidiaries.

Section 6.19                            Anti-Terrorism Law; Anti-Money Laundering.  (a)  Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to Lender any certification or other evidence requested from time to time by Lender in its reasonable discretion, confirming the Companies’ compliance with this Section 6.19).

(b)                                 Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of Legal Requirements.

Section 6.20                            Embargoed Person.  (a)  Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements, or the Loans made by Lender would be in violation of Legal Requirements, or (2) the Executive Order, any related enabling legislation or any other similar executive orders (collectively, “Executive Orders”), or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements or the Loans are in violation of applicable Legal Requirements.

Section 6.21                            Non-Core Business Activities.  Notwithstanding activities permitted or authorized by Sections 5.08, 6.04, 6.10(c) or 6.14, cause or permit any Company to acquire, build or commence operations at any new facility or site not existing on the Closing Date and disclosed to Lender, without Lender’s prior written consent, or otherwise engage in any business activity not permitted by Section 6.14.

ARTICLE VII
GUARANTEE

Section 7.01                            The Guarantee.  The Guarantors hereby, jointly and severally, guarantee, as primary obligors and not as sureties, to Lender and its successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by Lender to, and the Notes held by Lender of, Borrower, and all other Obligations from time to time owing to Lender by any Loan Party in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02                            Obligations Unconditional.  The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and performance and not of collection and to the fullest extent permitted by applicable Legal Requirements, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)                                  at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)                                 any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)                                  the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)                                 any Lien or security interest granted to, or in favor of, Lender as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Loan Documents; or

(e)                                  the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Lender exhaust any right, power or remedy or proceed against Borrower or any Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by Lender upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and Lender shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Lender, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by Lender or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and their respective successors and assigns, and shall inure to the benefit of Lender, and its successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03                            Reinstatement.  The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04                            Subrogation; Subordination.  Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnification Obligations) and the expiration and termination of the Commitments of Lender under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Indebtedness of any Loan Party permitted pursuant to Section 6.04(f) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.  Subject to Section 7.03, upon the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnification Obligations) and the expiration and termination of the Commitments, Lender agrees that it shall not object to any Guarantor becoming subrogated to the rights of Lender to the extent of any payment made by such Guarantor pursuant to this Article VII.

Section 7.05                            Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and Lender, the obligations of Borrower under this Agreement and other Loan Documents may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06                            Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that Lender, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07                            Continuing Guarantee.  The guarantee in this Article VII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08                            General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Legal Requirement affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09                            Release of Guarantors and Termination of Guarantee.  If, in compliance with the terms and provisions of the Loan Documents, (i) all of the Equity Interests or (ii) all or substantially all of the property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons (other than any Company or any Affiliate thereof), such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 10.03) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of the sale of all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to Lender pursuant to the Security Documents shall be released, and Lender shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents.  Subject to Section 7.03, upon payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnification Obligations) and the expiration and termination of the Commitments, the obligations of the Guarantors under this Article VII shall terminate.

Section 7.10                            Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04.  The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to Lender, and each Guarantor shall remain liable to Lender for the full amount guaranteed by such Guarantor hereunder.

ARTICLE VIII
EVENTS OF DEFAULT

Section 8.01                            Events of Default.  Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):

(a)                                  default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (other than voluntary prepayments) thereof or by acceleration thereof or otherwise;

(b)                                 default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

(c)                                  any representation or warranty made or deemed made in or in connection with any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d)                                 default shall be made in the due observance or performance by any Company of any term, covenant, condition or agreement contained in Section 5.02 (other than clause (a) thereof), Section 5.03(a), Section 5.08, Section 5.14 or Section 5.15, or in Article VI;

(e)                                  default shall be made in the due observance or performance by any Company of any term, covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of thirty (30) days after a Responsible Officer of such Company obtains knowledge of the occurrence thereof;

(f)                                    any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, but subject to any grace period) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $3,000,000 at any one time;

(g)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company or of a substantial portion of the property of any Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial portion of the property of any Company; or (iii) the winding-up or liquidation of any Company; and such proceeding or petition shall continue undismissed for sixty (60) days or an Order approving or ordering any of the foregoing shall be entered;

(h)                                 any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial portion of the property of any Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) wind up or liquidate; or (viii) take any action for the purpose of effecting any of the foregoing;

(i)                                     one or more Orders for the payment of money in an aggregate amount in excess of $3,000,000 (to the extent not adequately covered by insurance in respect of which a solvent and unaffiliated insurance company has not denied coverage) shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such Order;

(j)                                     one or more ERISA Events, or the noncompliance with applicable Legal Requirements by or with respect to any Employee Benefit Plan or Foreign Plan, shall have occurred that, when taken together with all other such ERISA Events and noncompliance with respect to Employee Benefit Plans or Foreign Plans that have occurred, results in a Material Adverse Effect or the imposition of a Lien with respect to a Pension Plan or a Foreign Plan on any properties of a Company in an amount exceeding $3,000,000;

(k)                                  any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give Lender the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a valid, enforceable, perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security Document)) in favor of Lender, or shall be asserted by or on behalf of any Company not to be, a valid, enforceable, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

(l)                                     any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by or on behalf of any Loan Party seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Company (directly or indirectly) shall repudiate or deny any portion of its liability or obligation for the Obligations; or

(m)                               there shall have occurred a Change in Control;

(n)                                 there shall have occurred the termination of (other than by expiration in accordance with its terms), or the occurrence of any event or condition which would, with the passage of any applicable grace period or the giving of notice or both, constitute an event of default under or permit the termination of, any one or more Material Agreements of any Company, except to the extent that Borrower or such Company replaces any product or service provided under such Material Agreement that is necessary to the operation of the business or Borrower or such Company with a new agreement or agreements, on terms and conditions reasonably satisfactory to Lender;

(o)                                 any Company shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision or Order of any court or Governmental Authority of competent jurisdiction; or

(p)                                 any “event of default” (howsoever defined in the Existing Debt Agreements), or any event giving rise to the right to declare such an event of default, shall have occurred under the Existing Debt Agreements, and such event or occurrence results in any payment or increased payment obligations for any Company in excess of $250,000 (or its local currency equivalent) representing a cure payment or default rate, whether in cash or in-kind, or the issuance of any Equity Interests by any Company (to the applicable lender or an Affiliate of such lender), or the granting or imposition of any additional Liens in respect of the assets of any Company (other than maintaining the required collateral coverage under such debt agreement);

then, and in every such event (other than an event with respect to Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, Lender may, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare any Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding; with respect to Borrower, with respect to the Events of Default described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding.

ARTICLE IX
APPLICATION OF COLLATERAL PROCEEDS

Section 9.01                            Application of Proceeds.  The proceeds received by Lender in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by Lender of its remedies shall be applied, in full or in part, together with any other sums then held by Lender pursuant to this Agreement or any other Loan Document, promptly by Lender as follows:

(a)                                  First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to Lender and its agents and counsel, and all expenses, liabilities and advances made or incurred by Lender in connection therewith and all amounts for which Lender is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)                                 Second, without duplication of amounts applied pursuant to clause (a) above, to the payment in full in cash of interest and other amounts constituting Obligations (other than principal) in each case in accordance with the respective amounts thereof then due and owing, in any order or priority for all such interest and other amounts constituting Obligations determined by Lender in its sole discretion;

(c)                                  Third, to the payment in full in cash of the principal amount of the Obligations, in any order or priority for all such principal amount of the Obligations determined by Lender in its sole discretion;

(d)                                 Fourth, to the remaining Obligations then due and owing, in any order or priority for all such remaining Obligations determined by Lender in its sole discretion; and

(e)                                  Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (d) of this Section 9.01, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE X
MISCELLANEOUS

Section 10.01                     Notices.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, facsimile, email or other electronic communication, as follows:

(a)                                  if to any Loan Party, to Borrower at:

KEMET Corporation
2835 KEMET Way
Simpsonville, South Carolina  29681
Attention:  Chief Financial Officer
Telecopy Number:  (864) 228-4161
E-mail:  billlowe@kemet.com

with a copy to:

Kirkland & Ellis, LLP
300 North LaSalle Street
Chicago, Illinois  60654
Attention:  H. Kurt von Moltke, P.C.
Telecopy Number:  (312) 862-2200
E-mail:  kvonmoltke@kirkland.com

(b)                                 if to Lender, to it at:

K Financing, LLC
c/o Platinum Capital Partners II, L.P.
360 North Crescent Drive
South Building
Beverly Hills, California  90210
Attention:  Eva M. Kalawski
Telecopy No.:  (310) 712-1863

with a copy to:

Bingham McCutchen LLP
600 Anton Boulevard, 18th Floor
Costa Mesa, California 92626
Attention:  James W. Loss, Esq.
Telecopy Number:  (714) 830-0700
E-mail:  jim.loss@bingham.com

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt, and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.  As may be agreed to among the Loan Parties and Lender from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person from time to time by such person.  Communications delivered by e-mail shall be deemed to have been given upon receipt.

Section 10.02                     Waivers; Amendment.  (a)  No failure or delay by Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that it would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether Lender may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement and any other Loan Document, pursuant to an agreement or agreements in writing entered into by Lender and the Loan Party or Loan Parties that are parties thereto.

Section 10.03                     Expenses; Indemnity.  (a)  The Loan Parties agree, jointly and severally, to pay, promptly upon demand:

(i)                                     all reasonable and documented costs and out-of-pocket expenses incurred by Lender, including the reasonable fees, charges and disbursements of Advisors for Lender, in connection with the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Loans and Commitments, the perfection and maintenance of the Liens securing the Collateral and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that the portion of such costs and expenses incurred on or before the Closing Date that are payable by the Loan Parties shall not exceed $775,000 in the aggregate, plus the costs and expenses incurred with respect to granting, documenting or perfecting Lender’s security interest in the United States and Mexican Collateral;

(ii)                                  all reasonable and documented out-of-pocket costs and expenses incurred by Lender, including the reasonable and documented out-of-pocket fees, charges and disbursements of Advisors for Lender, in connection with any action, suit or other proceeding affecting the Collateral or any part thereof, in which action, suit or proceeding Lender is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of Lender to defend or uphold the Liens granted by the Security Documents (including any action, suit or proceeding to establish or uphold the compliance of the Collateral with any Legal Requirements);

(iii)                               all documented costs and expenses incurred by Lender, including the documented fees, charges and disbursements of Advisors for Lender, incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 10.03(a), or in connection with the Loans made hereunder and the collection of the Obligations, including all such costs and expenses incurred during any workout, restructuring or similar or related negotiations in respect of the Obligations; and

(iv)                              all documentary and similar taxes and charges in respect of the Loan Documents.

Notwithstanding anything in this Agreement (including this Section 10.03) or any other Loan Document to the contrary, Lender shall not be entitled to receive reimbursement from the Loan Parties (x) of any costs and expenses if the Closing Date does not occur as a result of the condition set forth in Section 4.01(d)(iv) not being satisfied solely because Lender does not consent (if and to the extent such consent is required under this Agreement or any other Loan Document) to any amendment of or modification to the Tender Offer Documents which, in the reasonable opinion of Borrower and upon advice of its outside securities counsel, is required by law or regulation or (y) except as provided in Section 10.03(a)(i), of any costs and expenses incurred with respect to granting, documenting and perfecting Lender’s security interest in the Collateral in any jurisdiction other than the United States and Mexico.

(b)                                 The Loan Parties agree, jointly and severally, to indemnify Lender, each Affiliate of Lender and each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, Advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities, fees, fines, penalties, actions, judgments, suits and related expenses, including reasonable counsel, engineers and consultants fees, charges and disbursements (collectively, “Claims”), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents, (ii) any actual or proposed use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim or threatened Environmental Claim related in any way to any Company, (v) any past, present or future non-compliance with, or violation of, Environmental Laws  or Environmental Permits applicable to any Company, or any Company’s business, or any property presently or formerly owned, leased, or operated by any Company or their predecessors in interest, (vi) the environmental condition of any property owned, leased, or operated by any Company at any time, or the applicability of any Legal Requirements relating to such property, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Company, (vii) the imposition of any environmental Lien encumbering any Real Property, (viii) the consummation of the Transactions and the other transactions contemplated hereby or (ix) any actual or prospective claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or otherwise, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of its officers, directors, partners, trustees, employees, affiliates, shareholders, Advisors, agents, attorneys-in-fact and controlling persons.

(c)                                  The Loan Parties agree, jointly and severally, that, without the prior written consent of Lender, which consent will not be unreasonably withheld, the Loan Parties will not enter into any settlement of a Claim in respect of the subject matter of clauses (i) through (ix) of Section 10.03(b) unless such settlement includes an explicit and unconditional release from the party bringing such Claim of all Indemnitees.

(d)                                 The provisions of this Section 10.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans and any other Obligations, the release of any Guarantor or of all or any portion of the Collateral, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of Lender.  All amounts due under this Section 10.03 shall be payable promptly upon written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(e)                                  To the fullest extent permitted by applicable Legal Requirements, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby, except to the extent that such damages are determined to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of its officers, directors, partners, trustees, employees, affiliates, shareholders, Advisors, agents, attorneys-in-fact and controlling persons.

(f)                                    All amounts due under this Section 10.03 shall be payable not later than 10 days after demand therefor.

Section 10.04                     Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of Lender, which consent may be withheld in its sole discretion (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void).  Nothing in this Agreement or any other Loan Document, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b)                                 Lender shall have the right at any time to assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, unless a Designated Event of Default shall have occurred and be continuing, any assignment made to an entity other than a Lender-Related Party shall require the prior written consent of Borrower, such consent not to be unreasonably withheld or delayed.

(c)                                  From and after the effective date specified in each assignment, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment, have the rights and obligations of a Lender under this Agreement (provided that any liability of Borrower to such assignee under Section 2.10 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.10 and Section 10.03).

(d)                                 In the event of any partial assignment of the Commitments or Loans pursuant to subsection (b) above, Borrower and Lender each agree that that they will enter into good faith negotiations relative to the amendment of this Agreement and the other Loan Documents, as applicable, so as to provide that Lender will act as the agent for itself and the assignees and to provide for a voting mechanism whereby customary percentages of the Commitments or the Loans would be required to make amendments, waivers, or modifications.  Borrower further agrees that it shall execute and deliver (against delivery by Lender to Borrower of the Notes) to any such assignee a Note evidencing the assignee’s pro rata share of the Loans, and to Lender, a replacement Note evidencing the remaining pro rata share of the Loans retained by it.

(e)                                  Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender; provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.  Without limiting the foregoing, in the case of to the extent that Lender is a fund that invests in bank loans or similar extensions of credit, Lender may, without the consent of Borrower or any other person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(f)                                    Lender shall have the right at any time, without the consent of, or notice to Borrower or any other person to sell participations to any person (each, a “Participant”) in all or a portion of Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which Lender sells such a participation shall provide that Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (x) (i) increases the Commitment of any Lender, without the written consent of each Participant whose participation amount would be increased thereby; (ii) reduces the principal amount or premium, if any, of any Loan or reduces the rate of interest thereon, or reduces any Fees payable hereunder, or changes the currency of payment of any Obligation, without the written consent of each Participant affected thereby; or (iii) postpones or extends the maturity of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduces the amount of, waives or excuses any such payment, or postpones the scheduled date of expiration of any Commitment, without the written consent of each Participant affected thereby.  To the extent permitted by Legal Requirements, each Participant also shall be entitled to the benefits of Section 10.08 as though it were Lender.

Section 10.05                     Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 2.10, Section 10.03, and Section 10.08 to Section 10.10 shall survive and remain in full force and effect regardless of the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06                     Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07                     Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08                     Right of Setoff.  If an Event of Default shall have occurred and be continuing, Lender and each of its respective Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Documents held by Lender, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document.  The rights of Lender under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) which Lender may have.

Section 10.09                     Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b)                                 Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.  Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)                                  Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy) in Section 10.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 10.10                     Waiver of Jury Trial.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to any Loan Document, the Transactions or the other transactions contemplated thereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.10.

Section 10.11                     Headings; No Adverse Interpretation of Other Agreements.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.  This Agreement may not be used to interpret any other loan or debt agreement or instrument of any Company or of any other person.  Any such loan or debt agreement or instrument may not be used to interpret this Agreement or any other Loan Document.

Section 10.12                     Confidentiality.  Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority, (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (iii) any actual or prospective investor or (iv) any rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party, (g) with the consent of Borrower or (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 10.12 or (ii) becomes available to Lender on a nonconfidential basis from a source other than Borrower or any Subsidiary.  In addition, Lender may disclose the existence of the Loan Documents and information about the Loan Documents to market data collectors, similar service providers to the financing community, and service providers to Lender.  For the purposes of this Section 10.12, “Information” shall mean all information received from Borrower relating to Borrower or any of its Subsidiaries or its business that would reasonably be considered to be confidential or is clearly identified at the time of delivery as confidential, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower.  Any person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Section 10.13                     Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable Legal Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.13 shall be cumulated and the interest and Charges payable to Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by Lender.

Section 10.14                     Obligations Absolute.  To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)                                  any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)                                 any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)                                  any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)                                 any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)                                  any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)                                    any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties, other than payment in full of the Obligations (other than contingent indemnification Obligations).

Section 10.15                     Waiver of Defenses; Absence of Fiduciary Duties.  (a)  Each of the Loan Parties hereby waives any and all suretyship defenses available to it as a Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder (including any defense contained in Article VII).

(b)                                 Each of the Loan Parties agrees that in connection with all aspects of the transactions contemplated hereby or by the other Loan Documents and any communications in connection therewith, the Loan Parties and their respective Affiliates, on the one hand, and Lender, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of Lender or any of its Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 10.16                     USA Patriot Act.  Lender hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address  and taxpayer identification number of each Loan Party and other information that will allow Lender to identify such Loan Party in accordance with the Patriot Act.

Section 10.17                     Judgment Currency.  (a)  The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by Lender of the full amount of Dollars expressed to be payable to Lender under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar Equivalent determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)                                 If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties shall pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)                                  For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 10.17, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.

Section 10.18                     Effectiveness of Agreement.  Notwithstanding anything to the contrary contained in this Agreement, if (a) the Closing Date and the funding of the initial Loans hereunder shall not occur on or prior to July 20, 2009 or (b) the Tender Offer is withdrawn, this Agreement shall terminate and be of no further force and effect; provided that, notwithstanding the foregoing, the Companies’ obligations under Section 2.10, Article VII and Article X shall survive the termination of this agreement.  Any such termination of this Agreement pursuant to this Section 10.18 is referred to herein as a “Pre-Closing Termination.”  Upon the occurrence of a Pre-Closing Termination, Borrower shall, automatically and without further consideration, duly execute and deliver the Termination Warrant to K Financing, LLC, and otherwise complete the Termination Warrant Issuance on the date of such Pre-Closing Termination.

[The remainder of this page is intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Credit Agreement to be duly executed by their respective authorized officers or other authorized signatories as of the day and year first above written.

KEMET CORPORATION,
as Borrower

By:	/s/ William M. Lowe
	Name:	William M. Lowe
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to Amended and Restated Credit Agreement

KEMET ELECTRONICS CORPORATION,
as a Subsidiary Guarantor

By:	/s/ William M. Lowe
	Name:	William M. Lowe
Title:

Signature Page to Amended and Restated Credit Agreement

KEMET SERVICES CORPORATION,
as a Subsidiary Guarantor

By:	/s/ Conrado Hinojosa
	Name:	Conrado Hinojosa
	Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

KRC TRADE CORPORATION,
as a Subsidiary Guarantor

By:	/s/C.C. Meeks Jr.
	Name:	Charles C. Meeks Jr.
Title:

Signature Page to Amended and Restated Credit Agreement

THE FOREST ELECTRIC COMPANY,
as a Subsidiary Guarantor

By:	/s/ C.C. Meeks Jr.
	Name:	Charles C. Meeks Jr.
	Title:	President

Signature Page to Amended and Restated Credit Agreement

KEMET ELECTRONICS (SUZHOU) CO., LTD.,
as a Subsidiary Guarantor

By:	/s/ William M. Lowe
	Name:	William M. Lowe
Title:

Signature Page to Amended and Restated Credit Agreement

KEMET DE MEXICO, S.A. DE C.V.,
as a Subsidiary Guarantor

By:	/s/ William M. Lowe
	Name:	William M. Lowe
Title:

Signature Page to Amended and Restated Credit Agreement

K FINANCING, LLC,
as Lender

By:	/s/ Mary Ann Sigler
	Name:	Mary Ann Sigler
	Title:	Vice President and Secretary

Signature Page to Amended and Restated Credit Agreement